As filed with the Securities and Exchange Commission on as filed on November 9, 2006

Registration No. 333-138446

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-4

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

Benchmark Electronics, Inc.

(Exact name of registrant as specified in its charter)

Texas	3672	74-2211011
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3000 Technology Drive
Angleton, Texas 77515
Telephone: (979) 849-6550

(Address, including Zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cary T. Fu
3000 Technology Drive
Angleton, Texas 77515
Telephone: (979) 849-6550

(Name, address, including Zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mark I. Greene, Esq.	Allen J. Berning	Timothy S. Hearn, Esq.
Cravath, Swaine & Moore LLP	Pemstar Inc.	Dorsey & Whitney LLP
Worldwide Plaza	3535 Technology Drive, N.W.	50 South Sixth Street
825 Eighth Avenue	Rochester, Minnesota 55901	Suite 1500
New York, New York 10019	Telephone: (507) 280-2385	Minneapolis, Minnesota 55402
Telephone: (212) 474-1000		Telephone: (612) 340-2600

Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion Dated November 9, 2006

The information in this proxy statement/prospectus is not complete and may be changed. Benchmark may not distribute or issue the shares of Benchmark common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Benchmark is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

3535 Technology Drive, N.W.
Rochester, Minnesota 55901

[   ], 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Pemstar Inc. to be held at 3535 Technology Drive, N.W., Rochester, Minnesota, on [     ], at [   ], Central Time.

As described in the enclosed proxy statement/prospectus, at the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger that Pemstar entered into on October 16, 2006, with Benchmark Electronics, Inc. and Autobahn Acquisition Corp., a wholly-owned subsidiary of Benchmark. Autobahn is a corporation that was incorporated solely to facilitate the merger. If holders of record of a majority of Pemstar outstanding common stock, as of [          ], 2006, vote to adopt the merger agreement, and the other conditions in the merger agreement are satisfied or waived, Autobahn will be merged with and into Pemstar and Pemstar will become a wholly-owned subsidiary of Benchmark.

As further described in this proxy statement/prospectus, in the merger each Pemstar shareholder will receive the right to 0.160 of a share of Benchmark common stock, plus cash for any fractional shares, in exchange for each outstanding share of Pemstar common stock immediately prior to the completion of the merger.

Benchmark common stock is listed on the New York Stock Exchange under the trading symbol “BHE.” On October 16, 2006, the closing sale price of Benchmark common stock was $28.93. Based on that closing price, the value of the per share consideration to be received by Pemstar shareholders would be $4.63.

Pemstar’s board of directors and a special committee have determined that the merger is fair to and in the best interests of the Pemstar shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Pemstar board of directors and the special committee recommend that the Pemstar shareholders vote “FOR” adoption of the merger agreement.

Your vote is very important, regardless of the number of shares you own. Pemstar cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Pemstar’s common stock. Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Pemstar common stock, the failure to submit a proxy card or to vote online via the Internet, by telephone or in person, or the abstention from voting by a shareholder will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please read “Risk Factors” beginning on page 10.

Allen J. Berning
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Benchmark common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [   ], 2006
and is first being mailed to shareholders of Pemstar on or about [   ], 2006

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Benchmark and Pemstar from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

BENCHMARK ELECTRONICS, INC.	PEMSTAR INC.
3000 Technology Drive	3535 Technology Drive, N.W.
Angleton, Texas 77515	Rochester, Minnesota 55901
Attention: Secretary	Attention: Secretary
Telephone: (979) 849-6550	Telephone: (507) 535-4104

If you would like to request documents, please do so by [  ] in order to receive them before the special meeting.

See “Where You Can Find More Information” on page 71.

PEMSTAR INC.
3535 TECHNOLOGY DRIVE N.W.
ROCHESTER, MN 55901

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS
TO BE HELD ON [ ]

TO THE SHAREHOLDERS OF PEMSTAR INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of PEMSTAR Inc. (“Pemstar”) will be held at 3535 Technology Drive N.W., Rochester, Minnesota on [  ], at [  ] Central Time, to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of October 16, 2006, by and among Benchmark Electronics, Inc., a Texas corporation (“Benchmark”), Autobahn Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Benchmark (“Merger Sub”), and Pemstar. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Pemstar, Pemstar will become a wholly-owned subsidiary of Benchmark and all outstanding shares of common stock of Pemstar will be converted into the right to receive shares of Benchmark common stock.

The merger is more fully described in, and the merger agreement is attached in its entirety to, the proxy statement/prospectus which accompanies this notice.

Pemstar shareholders of record at the close of business on [ ], 2006 are the only persons entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof.

Your attention is directed to the accompanying proxy statement/prospectus. Whether or not you plan to be personally present at the special meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Please return your proxy card in the enclosed envelope for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS
Allen J. Berning
Chief Executive Officer
[ ], 2006

i

Annexes
Annex I—Agreement and Plan of Merger
Annex II—Opinion of Piper Jaffray

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Pemstar, may have regarding the merger and the answers to those questions. Pemstar shareholders are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the issuance of Benchmark common stock to Pemstar shareholders pursuant to the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

Q:   What am I being asked to vote on?

A:   You are being asked to vote to adopt the merger agreement entered into among Pemstar, Benchmark and Merger Sub, a wholly owned subsidiary of Benchmark. In the merger, Merger Sub will be merged with and into Pemstar.

Q:   What will happen to Pemstar as a result of the merger?

A:   If the merger is completed, Pemstar will become a wholly owned subsidiary of Benchmark.

Q:   What will I receive in the merger?

A:   Upon completion of the merger, you will receive for each share of Pemstar common stock 0.160 of a share of Benchmark common stock.

Q:   Does the Pemstar board of directors support the merger?

A:   Yes. The Pemstar board of directors and a special committee of the Pemstar board of directors formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act (the “Special Committee”) have determined that the merger is fair to and in the best interests of the Pemstar shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Pemstar board of directors and the Special Committee recommend that Pemstar shareholders vote “FOR” adoption of the merger agreement.

Q:   Where and when is the special meeting of shareholders?

A:   The special meeting is scheduled to take place at 3535 Technology Drive, N.W., Rochester, Minnesota, on [   ], 2006 at [   ] Central Time.

Q:   Who can vote at the special meeting?

A:   You can vote at the special meeting if you owned shares of Pemstar common stock at the close of business on [   ], 2006, the record date for the special meeting. As of the close of business on that day, [   ] shares of Pemstar common stock were outstanding.

Q:   What do I need to do now?

A:   After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. The failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as if you voted “AGAINST” the adoption of the merger agreement.

Q-1

Q:   Can I change my vote after I have mailed my signed proxy?

A:   Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by Internet, telephone or mail. If you choose to send a written notice or to mail your new proxy, you must submit your notice of revocation or your new proxy to Pemstar at 3535 Technology Drive, N.W., Rochester, Minnesota 55901, Attention: Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q:   If my Pemstar shares are held in “street name” by my broker, will my broker vote my shares for me?

A:   Your broker will vote your Pemstar shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted and will have the same effect as if you voted “AGAINST” the adoption of the merger agreement.

Q:   Should I send in my stock certificates now?

A:   No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Pemstar common stock certificates. Please do not send in your stock certificates with your proxy.

Q:   Is the merger expected to be taxable to me?

A:   The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a closing condition to the merger that Benchmark and Pemstar receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Pemstar shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Pemstar common stock for shares of Benchmark common stock, except with respect to cash received in lieu of fractional shares of Benchmark common stock.

You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 33 for a more complete discussion of United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:   When do you expect the merger to be completed?

A:   We are working to complete the merger as quickly as possible. If adopted by Pemstar shareholders, it is anticipated that the merger will be completed in the first calendar quarter of 2007. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:   Can I dissent and require appraisal of my shares?

A:   No. Pemstar shareholders do not have dissenters’ rights under Minnesota law in connection with the merger.

Q:   Who can help answer my questions?

A:   If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

[Morrow & Co., Inc.

470 West Avenue

3rd Floor

Stamford, CT 06902

800-607-0088]

Q-2

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including, in particular, the copies of the merger agreement and the opinion of Piper Jaffray that are attached to this proxy statement/prospectus as Annexes I and II, respectively. See also “Where You Can Find More Information” on page 71. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

What Pemstar Shareholders Will Receive in the Merger (page 31)

In the merger, holders of Pemstar common stock will receive, for each share of common stock they own, 0.160 of a share of Benchmark common stock. The Benchmark common stock to be received in the merger is referred to as the “merger consideration” in this proxy statement/prospectus.

Treatment of Stock Options (page 36)

The vesting of each option to acquire Pemstar common stock held by employees, including officers, and non-employee directors of Pemstar will be accelerated as a result of the transaction.

Each stock option held by a Pemstar employee immediately prior to the effective time of the merger will be converted into an option to acquire, on the same terms and conditions as were applicable under such Pemstar stock option (taking into account the acceleration of vesting occurring as a result of the transaction), the number of shares of Benchmark common stock determined by multiplying the number of shares of Pemstar common stock subject to such Pemstar option immediately prior to the effective time of the merger by the exchange ratio in the merger, at an exercise price per share equal to the per share exercise price of the Pemstar stock option divided by the exchange ratio in the merger. The number of shares will be rounded down to the nearest whole share, the exercise price will be rounded up to the nearest whole cent, and any options intended to qualify as incentive stock options (as defined in Section 422 of the Code) (“ISOs”) will be adjusted in a manner intended to preserve their qualification as ISOs.

Each stock option held by a Pemstar non-employee director immediately prior to the effective time of the merger will be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Pemstar common stock subject to such Pemstar stock option immediately prior to the effective time of the merger and (2) the excess, if any, of (i) the product of (A) the exchange ratio in the merger and (B) the per share closing price of Benchmark common stock, as such price is reported on the New York Stock Exchange Composite Transactions Tape on the date that is two days prior to the closing date of the merger over (ii) the per share exercise price of such stock option.

Ownership of Benchmark Following the Merger (page 32)

Based on the number of outstanding shares of Pemstar common stock on the record date and the number of outstanding shares of Benchmark common stock on November 1, 2006, we anticipate that Pemstar shareholders will own approximately 11% of the outstanding shares of Benchmark common stock following the merger.

Material United States Federal Income Tax Consequences of the Merger (page 33)

Benchmark and Pemstar have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that Benchmark receive an opinion from Cravath, Swaine & Moore LLP and Pemstar receive an opinion from Dorsey & Whitney LLP, in each case dated as of the closing date of the merger, that the merger will qualify as such a reorganization, and that Benchmark, Merger Sub and Pemstar will each be a party to that reorganization within the meaning of Section 368(b) of the Code. If the merger qualifies as a reorganization, a Pemstar shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Pemstar common stock for shares of Benchmark common stock. However, any cash received in lieu of a fractional share of Benchmark common stock will result in the recognition of gain or loss as if such shareholder sold its fractional share. A Pemstar shareholder’s aggregate adjusted tax basis in the shares of Benchmark common stock that it receives in the merger generally will equal its current aggregate adjusted tax basis in its Pemstar common stock (excluding the portion of such adjusted tax basis allocable to any Benchmark fractional share interest for which it receives cash). Shareholders are urged to consult their own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger.

Recommendation of the Pemstar Board of Directors (page 18)

After careful consideration, Pemstar’s board of directors and the Special Committee have determined that the merger is fair to and in the best interests of the Pemstar shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Pemstar board of directors and the Special Committee recommend that the Pemstar shareholders vote “FOR” adoption of the merger agreement.

Opinion of Piper Jaffray (page 20 and Annex II)

Piper Jaffray & Co (“Piper Jaffray”) delivered its opinion to the Pemstar board of directors that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the merger consideration to be received by the holders of Pemstar shares (other than Benchmark and its affiliates) pursuant to the proposed merger agreement was fair, from a financial point of view, to such shareholders.

The full text of Piper Jaffray’s written opinion, dated October 16, 2006, is attached as Annex II to this proxy statement/prospectus. Pemstar shareholders are encouraged to read Piper Jaffray’s opinion carefully in its entirety, including the description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Piper Jaffray in rendering its opinion. The opinion addresses only the fairness of the merger consideration to Pemstar shareholders from a financial point of view, does not address the merits of the underlying decision by Pemstar to engage in the merger and does not constitute a recommendation to any Pemstar shareholder as to how to vote on the proposal to adopt the merger agreement.

Interests of Pemstar Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of the Pemstar board of directors with respect to the merger agreement and the merger, you should be aware that some of Pemstar’s directors and executive officers have interests in the merger and may have arrangements that are different from, or in addition to, those of the Pemstar shareholders generally. The Pemstar board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that the Pemstar shareholders vote in favor of adoption of the merger agreement.

Comparison of Rights of Common Shareholders of Benchmark and Common Shareholders of Pemstar (page 58)

Pemstar shareholders, whose rights are currently governed by the Pemstar articles of incorporation, as amended (the “Pemstar articles of incorporation”), the Pemstar amended and restated by-laws (the “Pemstar by-laws”) and Minnesota law, will, upon completion of the merger, become shareholders of Benchmark and their rights will be governed by the Benchmark amended and restated articles of incorporation, as amended (the “Benchmark articles of incorporation”), the Benchmark amended and restated by-laws (the “Benchmark by-laws”) and Texas law.

The Special Meeting (page 12)

The special meeting of Pemstar shareholders will be held at 3535 Technology Drive N.W., Rochester, Minnesota on [  ], at [  ] Central Time. At the special meeting, Pemstar shareholders will be asked to adopt the merger agreement and to transact such other business as may properly come before the meeting.

Record Date; Voting Power (page 12)

Pemstar shareholders are entitled to vote at the special meeting if they owned shares of Pemstar as of the close of business on [  ], 2006, the record date.

On the record date, there were [  ] shares of Pemstar common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of Pemstar common stock that they owned on the record date.

Vote Required (page 12)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

Shares Owned by Pemstar Directors and Executive Officers (page 12)

On the record date, directors and executive officers of Pemstar beneficially owned and were entitled to vote approximately [5,983,002] shares of Pemstar common stock, which represented approximately [13]% of the shares of Pemstar common stock outstanding on that date.

The Merger (page 38)

The merger agreement is attached as Annex I to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 38)

Pemstar and Benchmark are obligated to complete the merger only if they satisfy several conditions, including the following:

•       the merger agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Pemstar common stock issued and outstanding on the record date;

•       the shares of Benchmark common stock to be issued in the merger have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•       the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or has been terminated;

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger;

•       the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order;

•       the receipt of a written opinion from Benchmark’s and Pemstar’s counsel to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Benchmark, Merger Sub and Pemstar will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

•       other contractual conditions set forth in the merger agreement.

In addition, Benchmark is obligated to complete the merger only if:

•       there is no pending or overtly threatened suit, action or proceeding by any governmental entity (or by any other person having a reasonable likelihood of prevailing in a manner contemplated in the three sub-bullets below):

—              challenging the acquisition by Benchmark or Merger Sub of any shares of Pemstar common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of Pemstar common stock (or shares of common stock of the surviving corporation) by Benchmark, Merger Sub or any other affiliate of Benchmark or seeking to obtain from Pemstar, Benchmark, Merger Sub or any other affiliate of Benchmark any damages that are material in relation to Pemstar;

—              seeking to prohibit or materially limit the ownership or operation by Pemstar, Benchmark or any of their respective subsidiaries of any portion of any business or of any assets of Pemstar, Benchmark or any of their respective subsidiaries, or to compel Pemstar, Benchmark or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Pemstar, Benchmark or any of their respective subsidiaries, in each case, as a result of the merger; or

—              seeking to prohibit Benchmark or any of its affiliates from effectively controlling in any material respect the business or operations of Pemstar or any of its subsidiaries;

•       no restraint is in effect that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three preceding sub-bullets; and

•       Pemstar has obtained all consents, approvals and waivers set forth in the Pemstar disclosure schedule, and these consents, approvals and waivers are in full force and effect on the closing date.

For a more complete description of the conditions to completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger.”

Termination of the Merger Agreement; Termination Fee (pages 42 and 43)

The merger agreement contains provisions addressing the circumstances under which Benchmark or Pemstar may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Pemstar may be required to pay Benchmark a termination fee of $12 million. For a more complete description, see “The Merger Agreement—Termination of the Merger Agreement” and “—Fees and Expenses.”

Commercially Reasonable Efforts (pages 48)

Under the merger agreement, Benchmark and Pemstar have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

Regulatory Matters (page 35)

United States antitrust laws prohibit Benchmark and Pemstar from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and a required waiting period has ended. Benchmark and Pemstar filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on October 26, 2006.

Fees and Expenses (page 43)

Each of Benchmark and Pemstar will pay its own fees and expenses in connection with the merger. However, Benchmark and Pemstar will share equally all fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in relation to the filing, printing and mailing of this proxy statement/prospectus. In addition, each party will reimburse the other party if the merger agreement is terminated because of the other party’s failure to perform any of its representations, warranties, covenant or agreements set forth in the merger agreement that would give rise to a failure of a condition and is incapable of being cured (or is not cured).

The Companies (page 14)

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas  77515
Telephone: (979) 849-6550

Benchmark, incorporated in Texas in 1981, is in the business of manufacturing electronics and provides services to original equipment manufacturers (“OEMs”) of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. These services are commonly referred to as electronics manufacturing services (“EMS”). Benchmark offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production and direct order fulfillment. Benchmark also provides specialized engineering services, including product design, printed circuit board layout, prototyping and test development.

Pemstar Inc.
3535 Technology Drive, N.W.
Rochester, Minnesota 55901
Telephone: (507) 535-4104

Pemstar, incorporated in Minnesota in 1994, provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services to its customers in the industrial equipment, medical, computing and data storage, and communications industries. Pemstar provides these services on a global basis through eleven strategic locations in the Americas, Asia, and Europe. These integrated service offerings support its customers’ needs from initial product development and design through manufacturing to worldwide distribution and aftermarket support.

Market Prices and Dividend Information (page 56)

Shares of Benchmark common stock are listed on the New York Stock Exchange. Shares of Pemstar common stock are listed on the Nasdaq Global Market. The following table presents:

•       the last reported sale price of a share of Benchmark common stock, as reported by the New York Stock Exchange Composite Transactions Tape,

•       the last reported sale price of a share of Pemstar common stock, as reported by the Nasdaq Global Market, and

•       the market value of Pemstar common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Pemstar common stock in the merger, in each case on October 16, 2006, the last full trading day prior to the public announcement of the merger, and on November 1, 2006, the latest practicable date before the date of this proxy statement/prospectus.

Date	Benchmark Common Stock	Pemstar Common Stock	Equivalent Price per Share of Pemstar Common Stock
October 16, 2006	$28.93	$3.65	$4.63
November 1, 2006	$26.45	$4.08	$4.23

These prices will fluctuate prior to the special meeting and the consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Neither Benchmark nor Pemstar has declared or paid any dividends on its respective shares of common stock. See “Comparative Stock Prices and Dividends.”

Comparative Per Share Information

The following tables set forth for the periods presented certain per share data of Benchmark and Pemstar on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting. The historical per share data of Benchmark and Pemstar has been derived from, and should be read in conjunction with, the historical financial statements of Benchmark and Pemstar incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

The Pemstar unaudited pro forma equivalent data was calculated by multiplying the corresponding Benchmark unaudited pro forma consolidated data by the exchange ratio of 0.160. This data shows how each share of Pemstar common stock would have participated in net income and book value of Benchmark if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Benchmark.

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
BENCHMARK—HISTORICAL
Net income from continuing operations per share—basic	$0.84	$1.29
Net income from continuing operations per share—diluted	$0.83	$1.25
Book value at end of period—per common share outstanding	$14.28	$13.38

	Six Months Ended	Year Ended
	June 30, 2006	March 31, 2006
PEMSTAR—HISTORICAL
Net income (loss) from continuing operations per share—basic	$0.13	$(0.46)
Net income (loss) from continuing operations per share—diluted	$0.13	$(0.46)
Book value at end of period—per common share outstanding	$2.22	$2.09

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
UNAUDITED BENCHMARK PRO FORMA COMBINED
Net income from continuing operations per share—basic	$0.84	$0.87
Net income from continuing operations per share—diluted	$0.82	$0.85
Book value at end of period—per common share outstanding	$15.84
UNAUDITED PRO FORMA PEMSTAR EQUIVALENTS
Net income from continuing operations per share—basic	$0.13	$0.14
Net income from continuing operations per share—diluted	$0.13	$0.14
Book value at end of period—per common share outstanding	$2.53

Selected Historical Consolidated Financial Data of Benchmark

The following selected consolidated financial information of Benchmark, as of and for each of the five fiscal years in the period ended December 31, 2005, has been derived from Benchmark’s audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by KPMG LLP, an independent registered public accounting firm. The selected financial information as of and for the six-month periods ended June 30, 2006 and 2005, has been derived from Benchmark’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of Benchmark and the consolidated financial statements and notes thereto of Benchmark incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands, except per share data)
Revenue	$1,400,415	$1,070,399	$2,257,225	$2,001,340	$1,839,821	$1,630,020	$1,276,950
Income (loss) from operations	58,857	45,541	99,280	92,659	90,590	59,055	(42,381)
Net income (loss)	54,046	35,627	80,589	70,991	55,436	35,893	(54,312)
Net income (loss) per share—basic	0.84	0.57	1.29	1.15	0.97	0.69	(1.23)
Net income (loss) per share—diluted	0.83	0.56	1.25	1.11	0.93	0.67	(1.23)
Total assets	1,472,325	1,142,109	1,298,408	1,092,001	1,038,038	932,251	686,105
Long-term debt	—	—	—	—	21,028	137,167	147,262
Shareholders’ equity	$920,283	$793,167	$846,119	$751,517	$664,325	$499,030	$351,682

Selected Historical Consolidated Financial Data of Pemstar

The following selected consolidated financial information of Pemstar, as of and for each of the five fiscal years in the period ended March 31, 2006, has been derived from Pemstar’s audited historical financial statements incorporated by reference in this proxy statement/prospectus. The consolidated financial statements for annual periods ended March 31, 2005 and following were audited by Grant Thornton LLP, an independent registered public accounting firm. The consolidated financial statements for periods ended March 31, 2004 and prior were audited by Ernst & Young LLP, an independent registered public accounting firm. The selected financial information as of and for the three-month periods ended June 30, 2006 and 2005, has been derived from Pemstar’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with management’s discussion and analysis of results of operations and financial condition of Pemstar and the consolidated financial statements and notes thereto of Pemstar incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Three Months Ended June 30,		Year Ended March 31,
	2006	2005	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Net Sales	$212,453	$209,843	$871,018	$659,651	$629,830	$621,137	$617,826
Net Income (loss)	4,768	(17,620)	(28,153)	(33,737)	(25,284)	(38,764)	(54,017)
Net income (loss) per share—basic	0.11	(0.39)	(0.62)	(0.75)	(0.60)	(1.04)	(1.56)
Net income (loss) per share—diluted	0.10	(0.39)	(0.62)	(0.75)	(0.60)	(1.04)	(1.56)
Total assets	357,120	383,918	334,232	343,994	394,133	372,062	395,724
Long-term debt	99,660	121,953	100,072	98,054	91,110	96,704	99,326
Shareholders’ equity	100,537	106,063	94,742	125,171	158,309	159,867	193,397
Book value per common share	$2.22	$2.35	$2.09	$2.77	$3.51	$4.26	$5.27

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following selected unaudited pro forma condensed consolidated financial information is based upon Benchmark’s and Pemstar’s historical consolidated financial information incorporated by reference in this proxy statement/prospectus, and has been prepared to reflect the proposed merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger or considered intercompany transactions and factually supportable. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated statements of income, which have been prepared for the six months ended June 30, 2006 and for the year ended December 31, 2005, give effect to the merger as if it had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet has been prepared as of June 30, 2006 and gives effect to the merger as if it had occurred on that date.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Benchmark after completion of the merger.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with Benchmark treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, Benchmark’s cost to acquire Pemstar will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus.

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
	(in thousands, except per share data)
Statement of Income Data:
Revenue	$1,809,084	$3,128,243
Net Income from continuing operations	$59,856	$61,089
Net income from continuing operations per share—basic	$0.84	$0.87
Net income from continuing operation per share—diluted	$0.82	$0.85

As of
June 30, 2006
Balance Sheet Data:
Total assets	$1,959,075
Long-term debt	$99,660
Shareholders’ equity	$1,135,769

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Pemstar shareholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

The exchange ratio will not be adjusted in the event that the value of Benchmark common stock declines before the merger is completed. As a result, the value of the shares of Benchmark common stock at the time that Pemstar shareholders receive them could be less than the value of those shares today. In the merger, Pemstar shareholders will be entitled to receive for each of their shares of Pemstar common stock 0.160 of a share of Benchmark common stock. Benchmark and Pemstar will not adjust the exchange ratio as a result of any change in the market price of Benchmark common stock between the date of this proxy statement/prospectus and the date that Pemstar shareholders receive shares of Benchmark common stock in exchange for their shares of Pemstar common stock. The market price of Benchmark common stock will likely be different, and may be lower, on the date Pemstar shareholders receive their shares of Benchmark common stock than the market price of shares of Benchmark common stock as of the date of this proxy statement/prospectus. Differences in Benchmark’s stock price may be the result of changes in the business, operations or prospects of Benchmark, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors. If the market price of Benchmark common stock declines after Pemstar shareholders vote, Pemstar shareholders will receive less value than expected at the time of the vote.

The price of Benchmark common stock may be affected by factors different from those affecting the price of Pemstar common stock. Upon completion of the merger, holders of Pemstar common stock will become holders of Benchmark common stock. Benchmark’s business, results of operations and prospects and the price of Benchmark common stock may be affected by factors different than those affecting Pemstar’s business, results of operations and prospects and the price of Pemstar common stock. For a discussion of Benchmark’s and Pemstar’s businesses and factors to consider in connection with such businesses, see Benchmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Pemstar’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, each of which is incorporated by reference in this proxy statement/prospectus.

The integration of Benchmark and Pemstar following the merger may present significant challenges.   Benchmark and Pemstar may face significant challenges in combining their operations in a timely and efficient manner and retaining key Pemstar personnel and customers. The failure to integrate Benchmark and Pemstar successfully and to manage successfully the challenges presented by the integration process may result in Benchmark not achieving the anticipated potential benefits of the merger.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including, without limitation, the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act and other required approvals. Benchmark and Pemstar intend to pursue all required approvals in accordance with the merger agreement. These consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Benchmark or Pemstar. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “The Merger—Regulatory Matters” for a description of the regulatory approvals necessary in connection with the merger.

Benchmark will incur transaction, integration and restructuring costs in connection with the merger.   Benchmark and Pemstar expect to incur costs associated with transaction fees and other costs related to the merger. Specifically, Benchmark expects to incur approximately $5 million for transaction costs related to the merger, which costs are expected to be recorded as a component of the purchase price. In addition, Benchmark will incur integration and restructuring costs following the completion of the merger as Benchmark integrates the businesses of Pemstar with those of Benchmark. Although Benchmark and Pemstar expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, Benchmark cannot give any assurance that this net benefit will be achieved in the near term.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement/prospectus is being mailed to Pemstar shareholders on or about [  ], 2006 in connection with the solicitation of proxies by the board of directors of Pemstar for use at the special meeting of shareholders to be held at 3535 Technology Drive N.W., Rochester, Minnesota on [  ], 2006 at [  ] Central Time, and at any adjournment or postponement thereof.

Purpose of the Special Meeting

Shareholders of Pemstar will consider and vote upon the proposal to adopt the merger agreement and to transact such other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The Pemstar board of directors and the Special Committee have determined that the merger is fair to and in the best interests of the Pemstar shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Pemstar board of directors and the Special Committee recommend that the Pemstar shareholders vote “FOR” the adoption of the merger agreement.

Record Date; Required Vote; Quorum

The close of business on [  ], 2006 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. As of the record date, there were outstanding [  ] shares of Pemstar common stock.

The adoption of the merger agreement requires the affirmative vote of a majority of the voting power of the shares of Pemstar common stock issued and outstanding on the record date. Shareholders will be entitled to one (1) vote per share of Pemstar common stock on all matters submitted for a vote at the special meeting.

The presence at the special meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the special meeting will constitute a quorum. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

Shares Owned by Pemstar Directors and Executive Officers

On the record date, directors and executive officers of Pemstar beneficially owned and were entitled to vote approximately [5,983,002] shares of Pemstar common stock, which represented approximately [13]% of the shares of Pemstar common stock outstanding on that date. Pemstar currently expects that Pemstar’s directors and officers will vote their shares in favor of the adoption of the merger agreement at the special meeting, although none of them has entered into any agreement obligating them to do so.

For information regarding the beneficial ownership of Pemstar common stock by certain beneficial owners and each current Pemstar director and executive officer, see Pemstar’s proxy statement used in connection with its 2006 annual meeting of shareholders, which is incorporated by reference in this proxy statement/prospectus.

Voting of Proxies

This proxy statement/prospectus is being sent to Pemstar shareholders on behalf of the board of directors of Pemstar for the purpose of requesting that you allow your shares of Pemstar common stock to be represented by the persons named in the enclosed proxy card. All shares of Pemstar common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors of Pemstar. The board of directors of Pemstar recommends a vote “FOR” the adoption of the merger agreement.

If you hold shares of record as a registered shareholder, please follow the voting instructions included on the enclosed proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will need to obtain instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. Many such firms make telephone and/or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Even if you plan to attend the special meeting, Pemstar recommends that you submit your proxy so that your vote will be counted even if you later decide not to attend the meeting. In addition, please note that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Pemstar does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting, the persons named as proxies in the proxy card will use their own judgment to determine how to vote your shares.

Revocability of Proxies

You may revoke your proxies at any time prior to the time the vote is taken at the special meeting. To revoke your proxy, you must either submit a signed notice of revocation to Pemstar’s Secretary at the address set forth on page 72, submit a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting does not by itself constitute the revocation of a proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the procedures established by them. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Solicitation of Proxies

The board of directors of Pemstar is soliciting proxies from its shareholders. Pemstar and Benchmark will each pay one-half of the fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in relation to the printing, filing and distribution of this proxy statement/prospectus and the proxy cards to shareholders of Pemstar. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Pemstar common stock beneficially owned by others to forward to such beneficial owners. Persons representing beneficial owners of Pemstar common stock may be reimbursed for their costs of forwarding solicitation materials to such beneficial owners. In addition to soliciting proxies by mail, directors, officers or employees of Pemstar and Benchmark may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

Pemstar intends to retain a proxy solicitor to assist in the solicitation of proxies for the special meeting and to verify the records relating to the solicitations. The proxy solicitor will be paid a customary fee, plus reimbursement of its out-of-pocket expenses.

THE COMPANIES

Benchmark

Benchmark is in the business of manufacturing electronics and provides services to OEMs of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production and direct order fulfillment. Benchmark also provides specialized engineering services, including product design, printed circuit board layout, prototyping and test development.

Benchmark currently operates a total of 54 surface mount production lines (where electrical components are soldered directly onto printed circuit boards) at its domestic facilities and 61 surface mount production lines at its international facilities. Its worldwide facilities include 2.1 million square feet in its domestic facilities in Alabama, Colorado, Minnesota, New Hampshire, Oregon, Texas and Washington; and 0.8 million square feet in its international facilities in Brazil, China, Ireland, Mexico, Singapore and Thailand. Its facility in Loveland, Colorado will cease significant operations at the end of the fourth quarter of 2006.

Benchmark is a Texas corporation with its executive offices at 3000 Technology Drive, Angleton, Texas 77515. Its telephone number is (979) 849-6550.

Pemstar

Pemstar, incorporated in Minnesota in 1994, provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services to its customers in the industrial equipment, medical, computing and data storage, and communications industries. Pemstar provides these services on a global basis through eleven strategic locations in the Americas, Asia, and Europe. These integrated service offerings support its customers’ needs from initial product development and design through manufacturing to worldwide distribution and aftermarket support.

Pemstar is a Minnesota corporation with its executive offices at 3535 Technology Drive, N.W., Rochester, Minnesota 55901. Its telephone number is (507) 288-6720.

THE MERGER

Background to the Merger

As participants in the electronics manufacturing services industry, the management of Benchmark and Pemstar are generally familiar with each other’s business. On an ongoing basis, each of Benchmark and Pemstar evaluates alternatives for achieving their long-term strategic goals of enhancing shareholder value.

During 2005 and 2006, Cary T. Fu, President and Chief Executive Officer of Benchmark, and Allen J. Berning, Chairman and Chief Executive Officer of Pemstar, had various discussions regarding the strategic fit between the two companies and the benefits of a potential merger. From these meetings the CEOs acknowledged that a strategic merger had merit. Also during 2005 and 2006, Pemstar engaged in a restructuring effort to address the issues caused by the continued challenges that Pemstar and much of the electronics manufacturing services industry had been experiencing since 2001. The positive results of this restructuring effort began to fully emerge in the summer of 2005, which set the stage for a further evaluation of the merits of a merger.

On April 25, 2005, Mr. Fu, Gayla J. Delly, Executive Vice President and Chief Financial Officer of Benchmark, Mr. Berning, Gregory S. Lea, Executive Vice President, Finance and Chief Financial Officer of Pemstar, and representatives of Needham & Company (“Needham”) met to discuss the potential for a business combination between Benchmark and Pemstar. Prior to these discussions, on April 19, 2005, Pemstar and Benchmark had entered into a confidentiality agreement. Also in April 2005, Credit Suisse Securities (USA) LLC (“Credit Suisse”) began working with Benchmark as its financial advisor in connection with a potential transaction with Pemstar.

On May 13, 2005, representatives of Needham met with Mr. Berning, Roy Bauer, President and Chief Operating Officer of Pemstar, and Shayn Carlson, Executive Director of Financial Planning and Investor Relations of Pemstar, to continue discussions regarding the potential for a business combination between Benchmark and Pemstar. Throughout June and July of 2005, members of Pemstar management held continued discussions with members of Benchmark management regarding the potential for a business combination between Benchmark and Pemstar.

On July 21, 2005, Pemstar engaged Needham as its exclusive financial advisor in connection with a potential transaction involving Benchmark or a similar party.

On July 28, 2005, Mr. Berning, Mr. Lea, Mr. Fu, and Ms. Delly and representatives of Needham met in Houston to continue discussions regarding the potential for a business combination between Benchmark and Pemstar. In connection with these discussions, representatives from Benchmark visited Pemstar’s facilities in Tianjin, China during August 2005. On August 4, 2005 at a regular meeting of the Pemstar board of directors, a pricing committee was re-established and Al Berning, Bruce Jaffe, Greg Lea and Ken Hendrickson were elected to the pricing committee, with Michael Odrich to serve as advisor to the committee (on May 4, 2006 Steve Snyder replaced Ken Hendrickson, in anticipation of Mr. Hendrickson's retirement from the Pemstar board of directors). On August 18, 2005, the pricing committee, together with Mr. Bauer and Bruce Borgerding, General Counsel of Pemstar, met to discuss a potential transaction with Benchmark.

On September 16, 2005, Mr. Berning, Mr. Lea, Mr. Fu and Ms. Delly held a conference call to continue discussions. Several weeks later, on October 28, 2005, Pemstar received a verbal, non-binding indication of interest from Benchmark to acquire Pemstar. A few days later, on October 31 and again on November 3, 2005, the pricing committee of the Pemstar board of directors held a special meeting with representatives of Needham to discuss the Benchmark verbal proposal. The pricing committee reported to the Pemstar board of directors during a special meeting on November 28, 2005, with representatives of Needham in attendance. At that meeting, the Pemstar board of directors authorized Needham to share with Benchmark and its financial advisor selected financial information relating to Pemstar. Also in the weeks following these meetings, the management of Pemstar studied potential transactions with other electronics manufacturing services companies. In particular, on December 8, 2005, Mr. Berning and Mr. Lea began meeting with and contacting other potential acquirers.

In the meantime, Benchmark continued to assess alternative acquisition transactions. These investigations eventually resulted in another meeting between officers of Pemstar and Benchmark on April 4, 2006. On May 13, 2006, Benchmark submitted a non-binding, verbal indication of interest to acquire Pemstar for $2.85 per share of Pemstar common stock on a fully-diluted basis. Pemstar countered with $3.65 per share on the same basis, and on June 1, 2006, members of Benchmark’s management confirmed receipt of Pemstar’s counter proposal and agreed to meet in person to discuss the counter proposal in further detail. Throughout June and July 2006, representatives of Pemstar and Benchmark met in various locations to perform due diligence and to discuss Benchmark’s most recent proposal and a potential transaction. During this period, on June 19, 2006, Benchmark submitted a non-binding, written indication of interest in acquiring Pemstar in a 100% cash tender offer, with no specific price per share or total enterprise value stated in the proposal. Similar to prior proposals, the proposed acquisition included conditions that would need to occur prior to the closing of the transaction, including completion of Benchmark due diligence.

On July 28, 2006, Benchmark submitted a further non-binding proposal in which Benchmark would acquire Pemstar in a 100% stock for stock transaction at a 10% premium per share of Pemstar common stock. The premium was proposed to be based on the average of the daily closing prices of Pemstar’s and Benchmark’s common stock in each of the 15 consecutive trading days immediately preceding the date that is three days prior to signing a definitive agreement.

On August 2, 2006, during a regular meeting of the board of directors of Pemstar, representatives from Needham discussed the Benchmark proposal with the Pemstar board of directors and reviewed discussions held to date with Benchmark. After being advised by legal counsel of their fiduciary duties under applicable law, the Pemstar board of directors unanimously approved submitting a counter-proposal to Benchmark for a 100% stock for stock transaction at an exchange ratio valued such that Pemstar would have 12% ownership and Benchmark would have 88% ownership of the combined company on a fully-diluted basis. On August 4, 2006, Pemstar submitted its non-binding counter-proposal to Benchmark’s July 28th proposal.

On August 9, 2006, Mr. Lea, Ms. Delly and representatives of Needham and Credit Suisse met in Houston to discuss Benchmark’s most recent proposal and Pemstar’s most recent counter-proposal. At the meeting, Mr. Lea and representatives of Needham indicated that any proposal that indicated a range of value would not be suitable, and that only a specific price per share or a specific exchange ratio would be suitable to present to Pemstar’s board of directors and to proceed with further discussions. After conferring with representatives of Credit Suisse, who were present at the meeting, and Mr. Fu, who was not present but available telephonically, Ms. Delly verbally offered a proposed exchange ratio of 0.160 of a share of Benchmark common stock for each share of Pemstar common stock on a fully-diluted basis. Mr. Lea and representatives of Needham agreed to present this proposal to the Pemstar board of directors. On August 11, 2006, Benchmark confirmed Ms. Delly’s verbal proposal in a letter to Pemstar.

On August 15th, 18th and 22nd, the pricing committee of the Pemstar board of directors discussed Benchmark’s proposal and reviewed discussions held at the August 9th meeting. After being advised by legal counsel of their fiduciary duties under applicable law, the Pemstar board of directors authorized Pemstar management to accept an exchange ratio between 0.160 and 0.170, and recommended that the parties negotiate a definitive agreement and complete due diligence within a 60-day exclusivity period. On August 22, 2006, Pemstar proposed in a letter to Benchmark to move forward with due diligence and the negotiation of a definitive agreement if there was agreement to potentially adjust upwards the exchange ratio to as much as 0.170 per share depending on the fluctuations in the relative stock prices of the companies prior to entering into a definitive agreement.

On September 27, 2006, Pemstar engaged Piper Jaffray & Co. to provide an opinion in connection with the possible business combination transaction with Benchmark.

Over the next several weeks, representatives of Benchmark and Pemstar met at various locations including Rochester, Minnesota, and Tianjin, China, in order to continue due diligence activities. During this time, and in particular on September 22 and 26, and October 5, 2006, the Pemstar board of directors met with Needham, and at times with Piper Jaffray and representatives of Dorsey & Whitney LLP, Pemstar’s legal advisors on the transaction, to discuss the Benchmark proposal and the terms of the draft merger agreement between the parties. Also, between October 1 and October 16, 2006, Mr. Berning, Mr. Lea, Mr. Fu and Ms. Delly, and the legal and financial advisors to Pemstar as well as Benchmark’s legal advisors, Cravath, Swaine & Moore LLP, and its financial advisors, continued negotiations on the proposed transaction and the merger agreement.

On October 11, 2006, Mr. Fu, Ms. Delly, Mr. Berning, Mr. Lea, Mr. Bauer and a representative of Needham met in Dallas, Texas. The management teams discussed details of integration planning related to the merger. Needham presented updated financial information relevant to setting an exchange ratio for the transaction. The two parties then negotiated an exchange ratio of 0.160 of a share of Benchmark common stock for each share of Pemstar common stock and agreed to present this exchange ratio to their respective boards of directors for approval.

On October 16, 2006, the Pemstar board of directors held a special meeting and formed the Special Committee. Prior to the meeting, the directors were provided with the draft merger agreement between Benchmark and Pemstar, a Needham presentation on the merger, a fairness opinion presentation by Piper Jaffray, and other materials relevant to the proposed combination. At the meeting, among other things:

•       executive management of Pemstar described the events that had occurred since the most recent board of directors meeting;

•       executive management of Pemstar described the strategic rationale for the merger, including a review of Pemstar’s previous discussions about potential strategic partners, and the advantages and potential risks of a business combination with Benchmark;

•       executive management of Pemstar summarized the history of the negotiations and described the financial terms of the acquisition and the analysis on which those terms were based. They also discussed other principal business terms of the proposed transaction;

•       Needham reviewed the structure of the proposed transaction, the terms of the merger agreement and described the financial terms of the acquisition and the analysis on which those terms were based;

•       legal counsel to Pemstar reviewed legal matters, including the structure of the proposed transaction, terms of the merger agreement and the fiduciary duties the directors had to shareholders under applicable law; and

•       Piper Jaffray opined, as of October 16, 2006, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, that the consideration to be received by the common stockholders of Pemstar was fair to the common stockholders (other than Benchmark and its affiliates) from a financial point of view and provided the Pemstar board of directors with the analyses underlying its opinion and provided the Pemstar board of directors with a written opinion to that effect.

Following the discussion, the Pemstar board of directors and Special Committee determined that the merger was fair to and in the best interest of the Pemstar shareholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved to recommend that Pemstar’s common stockholders vote in favor of the approval of the merger agreement.

On October 17, 2006, Benchmark and Pemstar issued press releases announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Pemstar Board of Directors

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that Pemstar shareholders adopt the merger agreement, each of the Pemstar board of directors and the Special Committee considered the information provided to it, analyzed the terms of the merger agreement, considered a variety of factors, a number of which are summarized below, consulted with members of Pemstar’s executive management and its financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by Pemstar and consulted with Pemstar’s legal advisors regarding the duties of the members of the Pemstar board of directors and the terms of the merger agreement. The Pemstar board of directors and Special Committee also considered that Pemstar’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the Pemstar’s shareholders generally, as described under “Interests of Pemstar Directors and Executive Officers in the Merger.” Potential benefits to Pemstar and its shareholders, employees, partners and customers identified by the Pemstar board of directors and Special Committee include the following:

•       the opportunity for Pemstar shareholders to receive a premium for their shares based upon the market prices of Pemstar common stock and Benchmark common stock immediately prior to the public announcement of the merger. Specifically, the exchange ratio in the merger represented a 26.8% premium over the closing price for Pemstar common stock on October 16, 2006, the last trading day before Pemstar and Benchmark announced the merger;

•       the ability of Pemstar shareholders to continue to participate in the growth of the business conducted by Benchmark and Pemstar following the merger and to benefit from the potential future appreciation in value of shares of Benchmark common stock;

•       the enhanced ability of Pemstar to execute its business plan by using the combined resources of Pemstar and Benchmark; and

•       the potential for increased opportunities for Pemstar employees and partners, and the potential for even better solutions for Pemstar current and future customers.

In the course of deliberations, Pemstar’s board of directors and Special Committee also reviewed with Pemstar executive management and its legal and financial advisors a number of additional factors relevant to the merger, including:

•       the terms and conditions of the merger agreement, including the termination fee, the closing conditions and the provisions regarding the compensation and benefits to be provided to Pemstar employees following the merger;

•       the likelihood that the merger will be completed;

•       the intended treatment of the merger as a tax-free reorganization;

•       the opinion of Piper Jaffray to the effect that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the merger consideration was fair to shareholders of Pemstar (other than Benchmark and its affiliates) from a financial point of view. See “Opinion of Piper Jaffray”;

•       information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Pemstar and Benchmark, including the prospects of Pemstar if it were to continue as an independent company;

•       then current economic and financial market conditions and historical market prices, volatility and trading information for Pemstar common stock and Benchmark common stock;

•       the belief, based on presentations by Pemstar’s legal and financial advisors, that the terms and conditions of the merger agreement, including the limited conditions of Benchmark’s obligation to close the merger and the ability of Pemstar to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

•       the fact that the Pemstar shareholders would hold approximately 10.6% of the outstanding shares of Benchmark common stock following the merger;

•       the experience and strength of Benchmark’s management team;

•       whether strategic alternatives to the merger would enhance long-term shareholder value; and

•       the results of due diligence investigations of Benchmark by management and legal and other advisers.

Pemstar’s board of directors and the Special Committee also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:

•       the risk that the merger would not be consummated and the effect of the public announcement of the merger on Pemstar’s sales and operating results, suppliers, creditors and customers and Pemstar’s ability to attract and retain key management, marketing, technical, sales and other personnel;

•       the possibility that the market value of Benchmark common stock might decrease prior to the closing of the merger, resulting in less aggregate value to the Pemstar shareholders;

•       the fact that shareholders of Pemstar will not receive the full benefit of any future growth in the value of their equity that Pemstar may have achieved as an independent company, and the potential disadvantage to Pemstar shareholders who receive Benchmark common stock in the event that Benchmark does not perform as well in the future as Pemstar may have performed as an independent company;

•       the possibility that some provisions of the merger agreement, including the no-solicitation and termination fee payment provisions, might have the effect of discouraging other persons potentially interested in merging with or acquiring Pemstar from pursuing such an opportunity;

•       the restrictions on the conduct of Pemstar’s business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement, which could delay or prevent Pemstar from pursuing business opportunities that may arise prior to the completion of the merger;

•       the business, financial, operational and other risks associated with the Benchmark common stock that Pemstar stockholders will receive as consideration in the merger; and

•       the other risks described in the section entitled “Risk Factors Relating to the Merger”.

Pemstar’s board of directors and the Special Committee concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of the Pemstar shareholders.

The above discussion does not include all of the information and factors considered by Pemstar’s board of directors and the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Pemstar’s board of directors and the Special Committee did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Pemstar’s board of directors or the Special Committee may have given different weight to different factors.

Opinion of Pemstar’s Financial Advisor

Pemstar retained Piper Jaffray to render to the Pemstar board of directors an opinion as to the fairness, from a financial point of view, of the merger consideration.

Piper Jaffray delivered its written opinion dated October 16, 2006 that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the merger consideration of 0.160 of a share of Benchmark common stock for each issued and outstanding share of Pemstar common stock was fair, from a financial point of view, to the holders of Pemstar common stock (other than Benchmark and its affiliates).

A copy of Piper Jaffray’s written opinion is attached to this proxy statement/prospectus as Appendix II and is incorporated into this document by reference.

While Piper Jaffray rendered its opinion and provided certain analyses to the board of directors of Pemstar, Piper Jaffray was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Pemstar shareholders in the proposed merger, which was determined through negotiations between Pemstar and Benchmark. Piper Jaffray’s written opinion, which was addressed to the Pemstar board of directors, addressed only the fairness, from a financial point of view, of the proposed consideration to be received by the holders of Pemstar common stock in the proposed merger, and did not address any other terms or agreement relating to the merger, did not address Pemstar’s underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Pemstar might have engaged and does not constitute a recommendation to any Pemstar stockholder as to how to vote with respect to the merger. Piper Jaffray did not act as financial advisor to Pemstar and was not requested to solicit, and did not solicit, any expressions of interest from any other parties with respect to the merger of all or a part of Pemstar, any business combination of Pemstar or any other alternative transaction.

In arriving at its opinion, Piper Jaffray’s review included:

•       financial terms of the draft of the merger agreement dated October 16, 2006;

•       certain publicly available financial, market, securities and other data with respect to Pemstar and Benchmark;

•       due diligence materials prepared by Pemstar management and furnished to Benchmark;

•       certain internal financial projections for Pemstar on a stand alone basis and furnished to Piper Jaffray by the management of Pemstar;

•       discussions with members of the senior management of Pemstar and Benchmark with respect to the business and prospects of Pemstar and Benchmark on a stand alone basis and on a combined basis following the merger;

•       historical prices and trading volumes for certain other companies deemed comparable to Pemstar and Benchmark by Piper Jaffray;

•       financial performance and equity market capitalization of Pemstar and Benchmark with that of certain other publicly traded companies deemed comparable to Pemstar and Benchmark by Piper Jaffray;

•       financial terms, to the extent publicly available, of certain selected merger transactions;

•       discounted cash flow analysis for Pemstar and Benchmark on a stand-alone basis; and

•       the relative contributions of Pemstar and Benchmark to the combined company and the anticipated effect of the merger on the earnings per share of Benchmark.

The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Pemstar. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Piper Jaffray, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Except as otherwise noted, the quantitative information which follows, to the extent it is based on market data, is based on market data as it existed on or before October 13, 2006, and is not necessarily indicative of current market conditions.

Implied Consideration

Giving effect to the exchange ratio of 0.160 of a share of Benchmark common stock for outstanding shares of Pemstar common stock and common stock equivalents, Piper Jaffray calculated the aggregate implied value of the consideration payable in the merger for Pemstar common stock to be approximately $225.9 million, or $4.64 per share. Piper Jaffray also calculated the implied enterprise value (equity value plus debt less cash) of Pemstar to be approximately $298.9 million. Piper Jaffray also calculated that the fully diluted shares to be issued to the stockholders and option holders of Pemstar would be an aggregate of 10.6% of the total Benchmark common stock and common stock equivalents following the merger based on share information furnished by management of Benchmark.

Pemstar Historical Trading Analysis

Piper Jaffray reviewed general trading information concerning Pemstar including the stock price and volume over selected periods, the price performance of Pemstar over the previous 12 months relative to the comparable companies identified below for Pemstar, the S&P 500 and the Nasdaq Global Market and the stock trading history of Pemstar common stock. Piper Jaffray presented the recent common stock trading information for Pemstar contained in the following table:

Closing price on October 13, 2006	$3.52
Five day prior	3.54
Twenty day prior	3.85
Six month average	3.26
One year average	2.70
52 week high	3.97
52 week low	1.06

Piper Jaffray also compared the exchange ratio for the merger to the implied average exchange ratio calculated based on historical closing stock prices for Pemstar and Benchmark. Piper Jaffray examined the 5-day, 20-day, 60-day, 180-day and 365-day average exchange ratios for Pemstar and Benchmark, prior to an assumed announcement date of October 16, 2006. The analysis produced the following implied average historical exchange ratios and implied premiums to such implied average historical exchange ratio based on the exchange ratio of 0.160 of a share of Benchmark common stock for each share of Pemstar common stock.

	Average Ratios	Implied Premiums
5-day prior	0.1245x	28.5%
20-day prior	0.1332x	20.1%
60-day prior	0.1421x	12.6%
180-day prior	0.1316x	21.6%
365-day prior	0.1036x	54.4%

Pemstar Selected Public Company Analysis

Piper Jaffray analyzed financial information and valuation ratios of Pemstar compared to corresponding data and ratios from a group of eight publicly traded companies deemed comparable by Piper Jaffray to aspects of Pemstar’s business. This group comprised Benchmark, Celestica Inc., Flextronics International Ltd., Jabil Circuit Inc., Plexus Corp., Sanmina-SCI Corp., Solectron Corp. and Ultra Clean Holdings Inc. This group was selected from publicly traded companies that are engaged in providing electronic manufacturing services and contract manufacturing solutions and have SIC codes of 3672, 3577, 3571 or 3674. Piper Jaffray used publicly available Wall Street research estimates for the selected public company group and management estimates for Pemstar. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Pemstar derived from the merger consideration.

Selected Public Companies
	Pemstar(1)	Low	Mean	Median	High
Enterprise value to latest twelve months revenue	0.3x	0.3x	0.5x	0.6x	0.7x
Enterprise value to estimated calendar year 2006 revenue	0.4x	0.2x	0.5x	0.5x	0.9x
Enterprise value to estimated calendar year 2007 revenue	0.5x	0.2x	0.4x	0.4x	0.7x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	9.1x	7.1x	9.9x	10.7x	11.5x
Enterprise value to estimated calendar year 2006 EBITDA	8.8x	6.8x	9.2x	9.5x	11.2x
Enterprise value to estimated calendar year 2007 EBITDA	6.9x	5.9x	7.5x	7.6x	9.1x
Share price to latest twelve months earnings per share	25.8x	16.6x	19.6x	18.3x	26.6x
Share price to estimated calendar year 2006 earnings per share	21.1x	13.0x	17.1x	17.3x	20.5x
Share price to estimated calendar year 2007 earnings per share	10.8x	10.0x	13.5x	14.2x	15.9x

(1)          Based on value of implied merger consideration of $4.64 per share of Pemstar common stock.

Pemstar Premiums Paid Analysis

Piper Jaffray reviewed 99 transactions in the broad technology sector. These transactions were selected by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•       transactions in the technology industry;

•       transactions announced between January 1, 2005 and the present in the technology industry;

•       transactions with a minimum equity value of $50 million;

•       transactions with U.S. publicly traded targets;

•       transactions with publicly available information on terms; and

•       transactions, that were not share repurchases, acquisitions of a minority interest and acquisitions of a division.

In examining the selected transactions, Piper Jaffray analyzed the premium (or discount) payable in the transactions over trading prices for the target company one day, five days and twenty days prior to the announcement of the transaction. Piper Jaffray also analyzed the premium (or discount) of the exchange ratio offered in the selected transactions over the average historical exchange ratio of the companies for five days, twenty days and sixty days prior to the announcement of the transaction. Piper Jaffray calculated implied price premiums for Pemstar based upon the value of the merger consideration of $4.64 per share of Pemstar common stock and an assumed announcement date of October 16, 2006. In addition, Piper Jaffray calculated the average exchange ratio premium for Pemstar in the merger based on the merger exchange ratio of 0.160 of a share of Benchmark common stock for each share of Pemstar common stock and an assumed announcement date of October 16, 2006. The following table sets forth information concerning the stock price and exchange ratio premiums implied by the merger and the stock price and exchange ratio premiums in the selected transactions.

	Implied Pemstar	Technology Premiums (Discounts) Paid
	Premium	Low	Mean	Median	High
Spot Premiums
One day before announcement	31.7%	(16.5)%	24.5%	20.6%	101.0%
Five days before announcement	30.9%	(4.7)%	26.2%	23.2%	97.6%
Twenty days before announcement	20.4%	(16.3)%	31.3%	27.9%	140.9%
Exchange Ratio Premiums
Five days before announcement	28.5%	(37.7)%	24.3%	24.0%	104.7%
Twenty days before announcement	20.1%	(33.7)%	28.1%	26.0%	86.7%
Sixty days before announcement	12.6%	(32.1)%	31.2%	28.9%	119.8%

Pemstar M&A Transaction Analysis

Piper Jaffray reviewed 10 acquisition transactions involving companies operating in similar businesses and having SIC code classifications similar to Pemstar’s. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•       transactions with targets in the contract manufacturing sector;

•       transactions that were announced between January 1, 2003 and October 13, 2006;

•       transactions with an offer value between $25 million and $500 million;

•       transactions with publicly available information on terms; and

•       transactions that were not share repurchases or acquisitions of a minority interest.

Piper Jaffray performed its analysis on the following transactions:

•       Acquisition of Tyco Electronics Printed Circuit Group by TTM Technologies;

•       Acquisition of Sieger Engineering, Inc. by Ultra Clean Holdings Inc.;

•       Acquisition of Celetronix India Private Ltd. by Jabil Circuit Inc.;

•       Acquisition of Parlex Corp. by Johnson Electric Holdings Ltd.;

•       Acquisition of Varian Inc-Electronics Manufacturing Business by Jabil Circuit Inc;

•       Acquisition of SMTEK International Inc by CTS Corp;

•       Acquisition of Agilent-Camera Module Business by Flextronics International Ltd;

•       Acquisition of Pentex-Schweizer Circuits by Sanmina-SCI Corp;

•       Acquisition of Coorstek-Metal Assembly Division by Sanmina-SCI Corp; and

•       Acquisition of Manufacturers Services Ltd by Celestica Inc.

Piper Jaffray analyzed financial information of the targets in these transactions. Piper Jaffray used publicly available Wall Street research estimates for the selected transaction group and management estimates for Pemstar. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Pemstar derived from the merger consideration. The following table sets forth such comparisons.

Selected M&A Transactions
	Pemstar	Low	Mean	Median	High
Enterprise value to latest twelve months revenue	0.3x	0.3x	0.7x	0.7x	1.2x
Enterprise value to next twelve months revenue	0.4x	0.2x	0.3x	0.3x	0.4x
Enterprise value to latest twelve months EBITDA	9.1x	6.1x	8.4x	8.0x	10.3x
Enterprise value to next twelve months EBITDA	7.6x	4.0x	5.2x	4.2x	7.5x
Equity value to latest twelve months net income	25.8x	15.2x	18.8x	16.4x	27.2x

Pemstar Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flow analysis for Pemstar in which it calculated the present value of the projected hypothetical future cash flows of Pemstar using management estimates for the fiscal years ending December 31, 2006 and 2007. While Pemstar management has not previously provided projections for the fiscal years ending December 31, 2008 through 2011, such information necessary for purposes of Piper Jaffray’s discounted cash flow analysis was developed with guidance from Pemstar management for such periods on which Piper Jaffray relied. Piper Jaffray estimated a range of theoretical values for Pemstar based on the net present value of its implied annual cash flows, its net operating losses and a terminal value for Pemstar in 2011 calculated based upon a multiple of EBITDA. For purposes of this analysis, Piper Jaffray used discount rates ranging from 15% to 25% based upon an analysis of the weighted average cost of capital of Pemstar, and terminal values based on multiples of projected 2011 EBITDA ranging from 6.0x to 8.0x. Piper Jaffray’s calculation of the present value of Pemstar’s net operating losses and the utilization of the net operating losses subject to the limitations under Section 382 of the Code was based upon estimates of Pemstar management. The discounted cash flow analysis resulted in implied equity values per share of Pemstar common stock ranging from a low of $2.75 per share to a high of $5.68 per share.

Contribution Analysis

Piper Jaffray analyzed the respective contributions of Pemstar and Benchmark to revenues, gross profit, EBITDA and net income of the combined company for the latest twelve months, next twelve months and projected calendar years 2006 and 2007. This analysis was based upon the actual results for Pemstar and Benchmark for the latest twelve months as represented in each company’s respective public filings applicable to such period, management estimates for Pemstar for the next twelve months and calendar years 2006 and 2007, and publicly available research estimates and Institutional Brokers’ Estimate System (“IBES”) estimates for Benchmark for the next twelve months and calendar years 2006 and 2007.

In both the actual results and estimates, possible transaction related effects were excluded, including, any possible synergies and transaction related costs and adjustments. Piper Jaffray also computed Pemstar’s implied share of equity of the combined entity as adjusted for the debt and cash positions of Pemstar and Benchmark (as of June 30, 2006), and based on Benchmark’s share price on October 13, 2006. This analysis indicated the following contributions of Pemstar and Benchmark, and Pemstar’s implied share of equity of the combined entity:

	Pemstar Contribution	Benchmark Contribution	Implied Pemstar Equity of Combined Entity
Revenue
Latest Twelve Months Revenue	24.1%	75.9%	18.8%
Estimated Calendar Year 2006 Revenue	22.9%	77.1%	17.7%
Next Twelve Months Revenue	19.7%	80.3%	14.5%
Estimated Calendar Year 2007 Revenue	17.7%	82.3%	12.7%
Gross Profit
Latest Twelve Months Revenue	23.3%	76.7%	18.1%
Estimated Calendar Year 2006 Revenue	23.0%	77.0%	17.7%
Next Twelve Months Revenue	23.4%	76.6%	18.1%
Estimated Calendar Year 2007 Revenue	23.2%	76.8%	18.0%
EBITDA
Latest Twelve Months Revenue	17.8%	82.2%	12.7%
Estimated Calendar Year 2006 Revenue	17.9%	82.1%	12.9%
Next Twelve Months Revenue	19.1%	80.9%	14.0%
Estimated Calendar Year 2007 Revenue	19.6%	80.4%	14.5%
Net Income
Latest Twelve Months Revenue	7.6%	92.4%	7.6%
Estimated Calendar Year 2006 Revenue	9.0%	91.0%	9.0%
Next Twelve Months Revenue	12.8%	87.2%	12.8%
Estimated Calendar Year 2007 Revenue	14.7%	85.3%	14.7%

Benchmark Historical Trading Analysis

Piper Jaffray reviewed general trading information concerning Benchmark including the stock price and volume over selected periods, the price performance of Benchmark over the previous 12 months relative to the comparable companies identified below for Benchmark, the S&P 500 and the Nasdaq Global Market and the stock trading history of Benchmark common stock. Piper Jaffray presented the recent common stock trading information for Benchmark contained in the following table:

Closing price on October 13, 2006	$28.97
Five day prior	28.41
Twenty day prior	25.59
Six month average	25.02
One year average	23.71
52 week high	28.97
52 week low	18.27

Piper Jaffray also analyzed the relative performance of Benchmark to Wall Street estimates for the past twelve quarters. Piper Jaffray observed that Benchmark has exceeded Wall Street revenue estimates by an average of 1.3% over these past twelve quarters, and has exceeded the Wall Street net income estimates by an average of 5.8% over the same period.

Benchmark Selected Public Company Analysis

Piper Jaffray analyzed financial information and valuation ratios of Benchmark compared to corresponding data and ratios from a group of seven publicly traded companies deemed comparable by Piper Jaffray to aspects of Benchmark’s business. This group comprised Celestica Inc., Flextronics International Ltd., Jabil Circuit Inc., Pemstar, Plexus Corp., Sanmina-SCI Corp. and Solectron Corp. This group was selected from publicly traded companies that are engaged in providing electronic manufacturing services and contract manufacturing solutions and have SIC codes of 3672, 3577 or 3571. Piper Jaffray used publicly available Wall Street research estimates for the selected public company group and Benchmark. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Benchmark derived from Benchmark’s closing price of $28.97 on October 13, 2006.

Selected Public Companies
	Benchmark	Low	Mean	Median	High
Enterprise value to latest twelve months revenue	0.6x	0.3x	0.4x	0.3x	0.7x
Enterprise value to estimated calendar year 2006 revenue	0.6x	0.2x	0.4x	0.3x	0.6x
Enterprise value to estimated calendar year 2007 revenue	0.5x	0.2x	0.4x	0.4x	0.6x
Enterprise value to latest twelve months EBITDA	10.7x	7.1x	9.4x	9.5x	11.5x
Enterprise value to estimated calendar year 2006 EBITDA	10.5x	6.8x	8.5x	8.2x	10.3x
Enterprise value to estimated calendar year 2007 EBITDA	9.1x	5.6x	7.0x	6.4x	8.7x
Share price to latest twelve months earnings per share	17.8x	16.6x	19.8x	19.6x	26.6x
Share price to estimated calendar year 2006 earnings per share	17.6x	13.0x	17.2x	17.1x	20.5x
Share price to estimated calendar year 2007 earnings per share	15.9x	8.2x	12.8x	14.1x	14.9x

Benchmark M&A Transaction Analysis

Piper Jaffray reviewed the same 10 acquisition transactions described above under “Pemstar M&A Transaction Analysis”.

Piper Jaffray analyzed financial information of the targets in these transactions. Piper Jaffray used publicly available Wall Street research estimates for the selected transaction group and Benchmark. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Benchmark derived from the closing price of $28.97 of Benchmark on October 13, 2006. The following table sets forth such comparisons.

Selected M&A Transactions
	Benchmark	Low	Mean	Median	High
Enterprise value to latest twelve months revenue	0.6x	0.3x	0.7x	0.7x	1.2x
Enterprise value to next twelve months revenue	0.6x	0.2x	0.3x	0.3x	0.4x
Enterprise value to latest twelve months EBITDA	10.7x	6.1x	8.4x	8.0x	10.3x
Enterprise value to next twelve months EBITDA	9.8x	4.0x	5.2x	4.2x	7.5x
Equity value to latest twelve months net income	17.8x	15.2x	18.8x	16.4x	27.2x

Benchmark Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flow analysis for Benchmark in which it calculated the present value of the projected hypothetical future cash flows of Benchmark using Wall Street estimates for 2006 and 2007 and Piper Jaffray estimates of sales, EBITDA margins, working capital, capital expenditures and taxes for 2008 through 2011, based on Wall Street guidance for the electronic manufacturing services and contract manufacturing solutions sector. Piper Jaffray estimated a range of theoretical values for Benchmark based on the net present value of its implied annual cash flows and a terminal value for Benchmark in 2011 calculated based upon a multiple of EBITDA. For purposes of this analysis, Piper Jaffray used discount rates ranging from 12% to 16% based upon an analysis of the weighted average cost of capital of Benchmark, and terminal values based on multiples of projected 2011 EBITDA ranging from 6.0x to 10.0x. This analysis resulted in implied equity values per share of Benchmark ranging from a low of $19.68 per share to a high of $30.34 per share.

Accretion/Dilution Analyses

Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2007 based on management estimates for Pemstar and Wall Street research estimates for Benchmark. Without taking possible synergies that management estimates the combined company may realize following the consummation of the merger or any transaction related expenses, Piper Jaffray determined that the merger could be accretive for calendar year 2007 to the projected stand-alone earnings per share of Benchmark.

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Pemstar, Benchmark or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Pemstar and Benchmark were compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial, legal, accounting and other information discussed with or reviewed by it, and did not assume responsibility independently to verify such information. Piper Jaffray assumed, with Pemstar’s consent, that the information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that Pemstar’s and Benchmark’s management is not aware of any information or facts that would make the information provided to it incomplete or misleading. In rendering its opinion, Piper Jaffray assumed that Pemstar and Benchmark are not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off other than the merger, and with respect to financial forecasts, pro forma and other forward looking data relating to Pemstar and Benchmark reviewed by Piper Jaffray, Piper Jaffray assumed that such information reflects the best currently available estimates and judgments of Pemstar’s management. Piper Jaffray expressed no opinion as to any financial forecasts, pro forma data or other forward looking financial information of Pemstar or Benchmark or the assumptions on which they were based. Without limiting the generality of the foregoing, the financial forecasts furnished by Pemstar management on which Piper Jaffray relied excluded the benefits of any Pemstar’s China (Tianjin) operations. Piper Jaffray also relied on the assumptions of Pemstar’s management, as to all accounting, legal, tax and financial reporting matters with respect to Pemstar and the merger agreement.

In rendering its opinion, Piper Jaffray also assumed the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, without adjustments to the merger consideration and without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect Pemstar or Benchmark or alter the terms of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Pemstar or Benchmark, or concerning the solvency or fair value of either entity, and was not furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses and Piper Jaffray did not express any opinion regarding the liquidation value of any entity.

The opinion was based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of common stock of Pemstar or Benchmark have traded or such stock may trade following announcement of the merger. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Other Matters Regarding Piper Jaffray

Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors of Pemstar selected Piper Jaffray to render its opinion because of Piper Jaffray’s experience and expertise in the electronic manufacturing services and contract manufacturing solutions sector. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Pemstar and Benchmark for its own account or the account if its customers and, accordingly, it may at any time hold a long or short position in such securities. Piper Jaffray makes a market in Pemstar common stock and Benchmark common stock.

Under the terms of the engagement letter between Pemstar and Piper Jaffray, Pemstar has agreed to pay Piper Jaffray a fee of $400,000 for providing its opinion as to the fairness of the merger consideration. Piper Jaffray has been previously engaged by Pemstar to provide investment banking services for a fee and Piper Jaffray may seek to be engaged by Pemstar, the combined company or the combined company’s affiliates in the future. Whether or not the transaction is consummated, Pemstar has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray by Pemstar’s board of directors.

Interests of Pemstar Directors and Executive Officers in the Merger

In considering the recommendation of the Pemstar board of directors and the Special Committee with respect to the merger agreement and the merger, you should be aware that Pemstar’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the Pemstar shareholders generally. The Pemstar board of directors and the Special Committee were aware of these interests and considered them, among other matters, in reaching their decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, price change and to recommend that the Pemstar shareholders vote in favor of adoption of the merger agreement.

For biographical information regarding Pemstar’s directors and executive officers, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of Pemstar for the fiscal year ended March 31, 2006, as well as any information regarding relationships and related transactions involving Pemstar’s directors and executive officers for the fiscal year ended March 31, 2006, see Pemstar’s proxy statement used in connection with its 2006 annual meeting of shareholders, which is incorporated by reference into this proxy statement/prospectus.

Stock Options

The vesting of each option to acquire Pemstar common stock held by employees, including executive officers, and non-employee directors of Pemstar will be accelerated as a result of the transaction.

Each stock option held by a Pemstar employee immediately prior to the effective time of the merger will be converted into an option to acquire, on the same terms and conditions as were applicable under such Pemstar stock option (taking into account the acceleration of vesting occurring as a result of the transaction), the number of shares of Benchmark common stock determined by multiplying the number of shares of Pemstar common stock subject to such Pemstar option immediately prior to the effective time of the merger by the exchange ratio in the merger, at an exercise price per share equal to the per share exercise price of the Pemstar stock option divided by the exchange ratio in the merger. The number of shares will be rounded down to the nearest whole share, the exercise price will be rounded up to the nearest whole cent, and any options intended to qualify as ISOs will be adjusted in a manner that intends to preserve their qualification as ISOs.

The following table sets forth the number of shares of Benchmark common stock that will be subject to the Benchmark stock options that Pemstar’s executive officers will receive pursuant to the merger agreement.

Executive Officer	Number of Options to Acquire Benchmark Common Stock	Weighted Average Exercise Price	Value of In-the-Money Options at $26.45(1)
Allen J. Berning	42,158	$29.45	$245,431
Roy A. Bauer	29,582	$19.27	$395,490
Greg S. Lea	25,279	$11.27	$397,976
Larry R. Degen	9,360	$21.60	$126,672
Bruce J. Borgerding	4,000	$7.85	$74,392
	110,379	$21.11	$1,239,961

(1)          Closing price of Benchmark common stock as of November 1, 2006.

Each stock option held by a Pemstar non-employee director immediately prior to the effective time of the merger, will be cancelled as of the effective time of the merger in exchange for a single lump sum cash payment equal to the product of (a) the number of shares of Pemstar common stock subject to such Pemstar stock option immediately prior to the effective time of the merger and (b) the excess, if any, of (i) the product of (A) the exchange ratio in the merger and (B) the per share closing price of Benchmark common stock, as such price is reported on the New York Stock Exchange Composite Transactions Tape on the date that is two days prior to the closing date of the merger over (ii) the per share exercise price of such stock option.

The following table sets forth the amounts of the lump sum cash payments that Pemstar’s directors will receive as a result of the merger.

Director	Estimated Cash Payment at $26.45(1)
Thomas A. Burton	$99,100
Bruce M. Jaffe	99,100
Wolf Michel	68,980
Steven E. Snyder	57,060
Claire Bender	4,820
$329,060

(1)          Closing price of Benchmark common stock as of November 1, 2006.

Change in Control Agreements

Pemstar’s executive officers as well as some other Pemstar employees have entered into change in control agreements with Pemstar. In the case of executive officers, these agreements provide for the payment of specified benefits in the event the employment of executive officers is terminated under specified circumstances following a change in control. Under the change in control agreements, an executive officer is entitled to receive a severance payment equal to 220% of his annual base salary if such executive officer’s employment is terminated by Pemstar (for reasons other than death, disability, retirement or cause) or terminated by the executive officer for “good reason,” in each case during the period beginning six months prior to a change of control and ending 24 months following a change in control. The payment may be made in one lump sum or in twenty-four consecutive monthly installments. Generally, under these agreements, good reason is defined to include (1) the assignment to the executive officer of responsibilities that are not of comparable responsibility and status as the employment responsibilities held by the executive officer immediately prior to the change in control, (2) a reduction in base salary or employee benefits or (3) relocation to an office in excess of 50 miles from the location of Pemstar’s principal office immediately prior to the change in control. For purposes of the change in control agreements, a change in control occurred upon signing of the merger agreement.

Payments under certain of these agreements could be triggered if such executives terminate employment within the timeframes and parameters covered under the agreements. Benchmark and Pemstar have agreed that, commencing immediately following the effective date of the merger, Messrs. Berning, Bauer, Lea and Borgerding will have good reason to voluntarily terminate their employment and become eligible to receive termination benefits. The following table sets forth the current estimate of the amount of these termination payments:

Executive Officer	Estimated Cash Payment
Allen J. Berning	$649,000
Roy A. Bauer	539,000
Greg S. Lea	495,000
Larry R. Degen	363,000
Bruce J. Borgerding	385,000
$2,431,000

Transition Plan

Benchmark and Pemstar are working on a transition plan and continue to have discussions with management regarding transition positions.

Indemnification and Insurance

For six years after the effective time of the merger, Benchmark has agreed to assume the indemnity obligations to the current and former directors and officers of Pemstar for acts or omissions occurring before or at the effective time of the merger as provided for in the Pemstar articles of incorporation, the Pemstar by-laws or any indemnification contract between the directors or officers and Pemstar. For six years after the effective time of the merger, Benchmark has agreed to maintain the liability insurance of current Pemstar directors and officers or provide substitute coverage for acts or omissions occurring at or prior to the effective time of the merger. The liability insurance will cover each person currently covered by Pemstar’s directors’ and officers’ liability insurance policy on terms of coverage and amounts no less favorable than those contained in the current Pemstar policy. However, under the merger agreement Benchmark is not required to pay more than $700,000, an amount which is approximately two times the current price in the aggregate to obtain such coverage.

Form of the Merger

Subject to the terms and conditions of the merger agreement and, in accordance with Minnesota law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Benchmark, will merge with and into Pemstar. Pemstar will survive the merger as a wholly owned Minnesota subsidiary of Benchmark.

Merger Consideration

At the effective time of the merger, each share of Pemstar common stock (other than shares owned by Pemstar, Benchmark and Merger Sub) will be converted into the right to receive 0.160 of a share of Benchmark common stock. For information regarding the treatment of options, see “Treatment of Stock Options.”

The merger agreement provides that the merger consideration and any other amounts payable in conjunction with the merger consideration will be adjusted appropriately if, during the period between the date of the merger agreement and the effective time of the merger, the outstanding shares of Benchmark common stock are changed in any way by reason of any stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, or issues a special cash dividend, with respect to the outstanding shares with a record date during such period.

Ownership of Benchmark Following the Merger

Based on the number of outstanding shares of Pemstar common stock on the record date and the number of outstanding shares of Benchmark common stock on November 1, 2006, we anticipate that Pemstar shareholders will own approximately 11% of the outstanding shares of Benchmark common stock following the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

The conversion of Pemstar common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Shortly after the completion of the merger, Pemstar or Computershare Trust Company, N.A., the exchange agent, will send a letter of transmittal to each former holder of record of shares of Pemstar common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the shares of Benchmark common stock and cash for any fractional shares of Benchmark common stock, in exchange for shares of Pemstar common stock. Pemstar shareholders should not return stock certificates with the enclosed proxy.

After the effective time of the merger, each certificate that previously represented shares of Pemstar common stock will no longer be outstanding, will be automatically cancelled and retired, will cease to exist and will represent only the right to receive the merger consideration as described above.

Until holders of certificates previously representing Pemstar common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Benchmark common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Benchmark common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Benchmark common stock, in each case without interest.

In the event of a transfer of ownership of Pemstar common stock that is not registered in the transfer records of Pemstar, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

•       such certificate is properly endorsed or otherwise is in proper form for transfer and

•       the person requesting such exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of such certificate.

No fractional shares of Benchmark common stock will be issued to any Pemstar shareholder upon surrender of certificates previously representing Pemstar common stock. Each Pemstar shareholder who would otherwise have been entitled to receive a fraction of a share of Benchmark common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled to by (2) the closing price for a share of Benchmark common stock on the closing date of the merger as reported in the New York Stock Exchange Composite Transaction Tape (as reported by Bloomberg Financial Markets).

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Minnesota on the closing date of the merger or at such later time as is agreed upon by Benchmark and Pemstar and specified in the articles of merger.

Stock Exchange Listing of Benchmark Common Stock

It is a condition to the completion of the merger that the shares of common stock of Benchmark to be issued in the merger have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Delisting and Deregistration of Pemstar Common Stock

If the merger is completed, Pemstar common stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Pemstar will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of Pemstar common stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to Pemstar shareholders who receive the merger consideration in exchange for their shares of Pemstar common stock pursuant to the merger. This discussion is based on the Code, applicable Treasury Regulations, and administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences to a U.S. Holder of the exchange of shares of Pemstar common stock held as capital assets. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Pemstar common stock that is for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•       a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not address all aspects of U.S. federal income taxation of the merger or that may be important to a shareholder in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as a financial institution or insurance company, a tax-exempt organization, a dealer or broker in securities, a shareholder who holds Pemstar common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction, U.S. expatriates, a shareholder subject to alternative minimum tax, a shareholder who has a functional currency other than the U.S. dollar or a shareholder who acquired Pemstar common stock pursuant to the exercise of compensatory options or otherwise as compensation. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. We strongly urge Pemstar shareholders to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger.

If a partnership holds the shares of Pemstar common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Pemstar common stock should consult its tax advisors.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential tax consequences of the merger.

Tax Consequences of the Merger

Benchmark and Pemstar have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that Benchmark receive an opinion from Cravath, Swaine & Moore LLP and Pemstar receive an opinion from Dorsey & Whitney LLP, in each case dated as of the closing date of the merger, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that Benchmark, Merger Sub and Pemstar will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The opinions will be based on representations contained in representation letters provided by Benchmark, Merger Sub and Pemstar and on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement. All of such representations and assumptions must continue to be true and accurate in all material respects as of the effective time of the merger. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.

Neither Benchmark nor Pemstar will request a ruling from the IRS regarding the tax consequences of the merger to Pemstar shareholders, Pemstar, Benchmark, or Merger Sub. The opinions of Dorsey & Whitney LLP and Cravath, Swaine & Moore LLP will not bind the IRS and will not preclude the IRS from asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be different from the treatment provided for in the opinions and described herein.

In accordance with treatment of the merger as a reorganization, the material federal income tax consequences of the merger to U.S. Holders are as follows:

•       Benchmark, Merger Sub and Pemstar will not recognize any gain or loss as a result of the merger.

•       No gain or loss will be recognized by holders of Pemstar common stock upon receipt of shares of Benchmark common stock in the merger, except to the extent of any cash received in lieu of a fractional share of Benchmark common stock.

•       The aggregate adjusted tax basis of the Benchmark common stock received in the merger by a holder of Pemstar common stock will be the same as the aggregate adjusted tax basis of the Pemstar common stock surrendered in exchange therefor (excluding the portion of the shareholder’s basis that is allocable to a deemed fractional share of Benchmark common stock for which the shareholder will receive cash in lieu of such fractional share).

•       The holding period, for U.S. federal income tax purposes, for the Benchmark common stock received in the merger by a holder of Pemstar common stock will include the period during which the holder held the Pemstar common stock surrendered in exchange therefor.

•       A Pemstar shareholder who receives cash in lieu of a fractional share of Benchmark common stock will be treated as if the fractional share of Benchmark common stock had been issued in the merger and then redeemed by Benchmark. A Pemstar shareholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the shareholder’s adjusted tax basis allocable to the fractional share and the amount of cash received.

The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the Pemstar common stock has been held for more than one year.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with cash paid in lieu of fractional shares and stock delivered pursuant to the merger. Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to shareholders following completion of the merger, (2) provides a certification of foreign status on the applicable Form W-8 (typically Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Regulatory Matters

United States Antitrust.   Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period requirements have been satisfied. Benchmark and Pemstar filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on October 26, 2006. At any time before or after the effective time of the merger, the Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Benchmark or Pemstar. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General.   It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

•       Benchmark or Pemstar will be able to satisfy or comply with such conditions,

•       compliance or non-compliance will not have adverse consequences on Benchmark after completion of the merger or

•       the required regulatory approvals will be obtained within the time frame contemplated by Benchmark and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Benchmark and Pemstar.

See “The Merger Agreement—Conditions to the Completion of the Merger.”

Dissenters’ Rights

Under Minnesota law, holders of Pemstar common stock will not be entitled to dissenters’ rights in connection with the merger because shares of Pemstar common stock are listed on the Nasdaq Global Market.

Pemstar Employee Benefits and Other Employee Matters

From the effective time of the merger until the first anniversary thereof, Benchmark will provide or cause the surviving corporation to provide to employees of Pemstar who remain in the employment of the surviving corporation and its subsidiaries either (1) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to the employees of Pemstar immediately prior to the effective time of the merger or (2) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to similarly situated employees of Benchmark. The merger agreement provides, however, that neither Benchmark nor the surviving corporation nor any of its subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares and provides that no plans or arrangements of Pemstar or any of its subsidiaries providing for such issuance will be taken into account in determining whether employee benefits are reasonably comparable in the aggregate.

In addition to the change in control agreements described above under “The Merger—Interests of Pemstar Directors and Executive Officers in the Merger—Change in Control Agreements”, four of Pemstar’s employees have entered into change in control agreements with Pemstar which provide for the payment of benefits in the event the employment of the employee is terminated under specified circumstances following a change in control. For purposes of the change in control agreements, a change in control occurred upon signing of the merger agreement.

Treatment of Stock Options

The vesting of each option to acquire Pemstar common stock held by employees, including officers, and non-employee directors of Pemstar will be accelerated as a result of the transaction.

Each stock option held by a Pemstar employee immediately prior to the effective time of the merger will be converted into an option to acquire, on the same terms and conditions as were applicable under such Pemstar stock option (taking into account the acceleration of vesting occurring as a result of the transaction), the number of shares of Benchmark common stock determined by multiplying the number of shares of Pemstar common stock subject to such Pemstar option immediately prior to the effective date of the merger by the exchange ratio in the merger, at an exercise price per share equal to the per share exercise price of the Pemstar stock option divided by the exchange ratio in the merger. The number of shares will be rounded down to the nearest whole share, the exercise price will be rounded up to the nearest whole cent, and any options intended to qualify as ISOs will be adjusted in a manner that intends to preserve their qualification as ISOs.

Each stock option held by a Pemstar non-employee director immediately prior to the effective time of the merger will be canceled in exchange for a single lump sum cash payment equal to the product of (a) the number of shares of Pemstar common stock subject to such Pemstar stock option immediately prior to the effective time of the merger and (b) the excess, if any, of (i) the product of (A) the exchange ratio in the merger and (B) the per share closing price of Benchmark common stock, as such price is reported on the New York Stock Exchange Composite Transactions Tape on the date that is two days prior to the closing date of the merger over (ii) the per share exercise price of such stock option.

Indemnification and Insurance

The merger agreement includes indemnification and insurance arrangements as described under “The Merger—Interests of Pemstar Directors and Executive Officers in the Merger—Indemnification and Insurance.”

Resale of Benchmark Common Stock

Benchmark common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”) except for shares issued to any Pemstar shareholder who may be deemed to be an “affiliate” of Pemstar or Benchmark for purposes of Rule 145 under the Securities Act. It is expected that any affiliates would agree not to transfer any Benchmark common stock received in the merger except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Pemstar to use its commercially reasonable efforts to cause its affiliates to enter into such agreements. However, no Pemstar shareholder is currently expected to be deemed an affiliate. This proxy statement/prospectus does not cover resales of Benchmark common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Conditions to the Completion of the Merger

Conditions to the Obligations of Each Party.   The obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following conditions:

•       the merger agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of Pemstar common stock issued and outstanding on the record date;

•       the shares of Benchmark common stock to be issued in the merger have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•       the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or has been terminated;

•       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger; and

•       the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order.

Conditions to the Obligations of Benchmark.   The obligations of Benchmark to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

•       the representations and warranties of Pemstar contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of Pemstar contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). Benchmark must receive a certificate signed on behalf of Pemstar by the chief executive officer and the chief financial officer of Pemstar to that effect;

•       Pemstar has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and Benchmark has received a certificate signed on behalf of Pemstar by the chief executive officer and the chief financial officer of Pemstar to that effect;

•       there is no pending or overtly threatened suit, action or proceeding by any governmental entity (or by any other person having a reasonable likelihood of prevailing in a manner contemplated in the three sub-bullets below):

–       challenging the acquisition by Benchmark or Merger Sub of any shares of Pemstar common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of Pemstar common stock (or shares of common stock of the surviving corporation) by

Benchmark, Merger Sub or any other affiliate of Benchmark or seeking to obtain from Pemstar, Benchmark, Merger Sub or any other affiliate of Benchmark any damages that are material in relation to Pemstar;

–       seeking to prohibit or materially limit the ownership or operation by Pemstar, Benchmark or any of their respective subsidiaries of any portion of any business or of any assets of Pemstar, Benchmark or any of their respective subsidiaries, or to compel Pemstar, Benchmark or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Pemstar, Benchmark or any of their respective subsidiaries, in each case, as a result of the merger; or

–       seeking to prohibit Benchmark or any of its affiliates from effectively controlling in any material respect the business or operations of Pemstar or any of its subsidiaries;

•       no restraint is in effect that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three preceding sub-bullets;

•       Benchmark has received a written opinion from Cravath, Swaine & Moore LLP, counsel to Benchmark, to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Benchmark, Merger Sub and Pemstar will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

•       Pemstar has obtained all consents, approvals and waivers set forth in the Pemstar disclosure schedule, and these consents, approvals and waivers are in full force and effect on the closing date.

Conditions to the Obligations of Pemstar.   The obligations of Pemstar to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

•       the representations and warranties of Benchmark and Merger Sub contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of Benchmark and Merger Sub contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). Pemstar must receive a certificate signed on behalf of Benchmark by an executive officer of Benchmark to that effect;

•       Benchmark and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and Pemstar has received a certificate signed on behalf of Benchmark by an executive officer of Benchmark to that effect; and

•       Pemstar has received a written opinion from Dorsey & Whitney LLP, counsel to Pemstar, to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Benchmark, Merger Sub and Pemstar will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Important Definitions

The merger agreement provides that a “material adverse effect” or “material adverse change” means, when used in connection with Pemstar or Benchmark, any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect that (1) is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of Pemstar and its subsidiaries, taken as a whole, or Benchmark and its subsidiaries, taken as a whole, as the case may be, or (2) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Pemstar or Benchmark, as the case may be, of the merger or the other transactions contemplated by the merger agreement. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

•       any change relating to the economies in locations in which Pemstar has operations or Benchmark has operations, as the case may be, or the United States securities markets in general, so long as the changes do not disproportionately impact Pemstar or Benchmark, as the case may be, relative to other companies that have operations located in those economies or that have securities listed in the United States;

•       any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Pemstar or Benchmark, as the case may be, participates (other than as may arise or result from regulatory action by a governmental entity), so long as the effects do not disproportionately impact Pemstar or Benchmark, as the case may be, relative to other companies that participate in the industry; or

•       any change to the extent resulting directly from the announcement or consummation of the transactions contemplated by the merger agreement.

No Solicitation

The merger agreement provides that Pemstar, its subsidiaries and their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by Pemstar or any of its affiliates will not directly or indirectly:

•       solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any takeover proposal; or

•       enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

In addition, Pemstar and its subsidiaries must immediately cease and terminate any existing discussions or negotiations with any person conducted before the signing of the merger agreement with respect to any takeover proposal and request the prompt return or destruction of all confidential information previously furnished to such person(s).

The merger agreement provides that the term “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to:

•       any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of Pemstar and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Pemstar or any of its subsidiaries;

•       any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Pemstar or any of its subsidiaries; or

•       any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Pemstar or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Pemstar or any of its subsidiaries or of any resulting parent company of Pemstar, other than the transactions contemplated by the merger agreement.

The merger agreement provides further that, notwithstanding the restrictions described above, at any time prior to the time the shareholders of Pemstar have adopted the merger agreement, in response to a bona fide written takeover proposal that the Pemstar board of directors determines in good faith by a majority vote of the disinterested directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation, which may be Needham or Piper Jaffray) constitutes or would reasonably be expected to lead to a superior proposal, as described below, Pemstar may (1) furnish information with respect to Pemstar and its subsidiaries to the person making the takeover proposal (and its representatives) pursuant to a customary confidentiality agreement (a copy of which must be provided to Benchmark) not less restrictive of the person than the confidentiality agreement entered into between Benchmark and Pemstar, so long as all the information has previously been provided to Benchmark or is provided to Benchmark prior to or substantially concurrent with the time it is provided to the person and (2) participate in discussions or negotiations with the person making the takeover proposal (and its representatives) regarding the takeover proposal, so long as:

•       the takeover proposal was not solicited after the date of the merger agreement and was made after the date of the merger agreement and did not otherwise result from a breach of the no solicitation covenant; and

•       the Pemstar board of directors determines in good faith by a majority vote of the disinterested directors (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of Pemstar under applicable law.

The merger agreement provides that the term “superior proposal” means any bona fide offer made by a third party that if consummated would result in the person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Pemstar common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of Pemstar, which the Pemstar board of directors determines in good faith by a majority vote of the disinterested directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation, which may be Needham or Piper Jaffray) to be:

•       more favorable to the Pemstar shareholders from a financial point of view than the merger (taking into account all the terms and conditions of the proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Benchmark in response to the offer or otherwise)); and

•       reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the proposal.

The merger agreement provides further that neither the Pemstar board of directors nor any committee of the Pemstar board of directors may:

•       withdraw (or modify in a manner adverse to Benchmark), or publicly propose to withdraw (or modify in a manner adverse to Benchmark), the approval, recommendation or declaration of advisability by the Pemstar board of directors or any committee of the Pemstar board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•       recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal (any action described in these first two bullets is referred to as a “company adverse recommendation change”); or

•       approve or recommend, or propose to approve or recommend, or allow Pemstar or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal (other than a confidentiality agreement as referred to above).

Notwithstanding the above, if at any time prior to the time the shareholders of Pemstar have adopted the merger agreement, the Pemstar board of directors receives a superior proposal and as a result determines in good faith by a majority vote of the disinterested directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation, which may be Needham or Piper Jaffray) that it is required to do so in order to comply with its fiduciary duties to the shareholders of Pemstar under applicable law, Pemstar may make a company adverse recommendation change, except that no company adverse recommendation change may be made until after the fourth business day following Benchmark’s receipt of written notice (a “notice of adverse recommendation”) from Pemstar advising Benchmark that the Pemstar board of directors intends to take such action and specifying all material terms and conditions of any superior proposal that is the basis of the proposed action by the board of directors. The merger agreement further provides that any amendment to the financial terms or any other material term of such superior proposal requires a new notice of adverse recommendation and a new four business day period. In determining whether to make a company adverse recommendation change, the Pemstar board of directors must take into account any changes to the terms of the merger agreement proposed by Benchmark in response to a notice of adverse recommendation or otherwise.

Nothing in the no solicitation covenant will prohibit Pemstar from (1) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (2) making any disclosure to the shareholders of Pemstar if, in the good faith judgment of the Pemstar board of directors, as determined by a majority vote of the disinterested directors (after consultation with outside counsel), the failure to so disclose would be inconsistent with its obligations under applicable law, including the board of directors’ duty of candor to the shareholders of Pemstar, except that in no event may Pemstar or its board of directors or any committee of the Pemstar board of directors take, or agree or resolve to take, any action prohibited by the two paragraphs above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the shareholders of Pemstar:

•       by mutual written consent of Pemstar, Benchmark and Merger Sub;

•       by either Benchmark or Pemstar if the merger has not been consummated on or before April 16, 2007, except that this right to terminate the merger agreement will not be available to any party whose breach of a representation or warranty in the merger agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated on or before April 16, 2007;

•       by either Benchmark or Pemstar if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition preventing the consummation of the merger is in effect and has become final and nonappealable;

•       by either Benchmark or Pemstar if the merger agreement has not been adopted by the shareholders of Pemstar at the shareholders’ meeting (or any adjournment or postponement of the shareholders’ meeting);

•       by Benchmark if Pemstar has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would give rise to the failure of either of the conditions described in the first two bullet points under “—Conditions to the Completion of the Merger—Conditions to the Obligations of Benchmark” and the condition is incapable of being cured, or is not cured, by Pemstar within 30 calendar days following receipt of written notice of a breach or failure to perform from Benchmark;

•       by Benchmark if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition having the effects described in the third bullet point under “—Conditions to the Completion of the Merger—Conditions to the Obligations of Benchmark” is in effect and has become final and nonappealable;

•       by Pemstar if Benchmark has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would give rise to the failure of either of the conditions described in the first two bullet points under “—Conditions to the Completion of the Merger—Conditions to the Obligations of Pemstar” the condition is incapable of being cured, or is not cured, by Benchmark within 30 calendar days following receipt of written notice of such breach or failure to perform from Pemstar;

•       by Benchmark in the event that, prior to the adoption of the merger agreement by the shareholders of Pemstar: (1) a company adverse recommendation change has occurred or (2) the Pemstar board of directors fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of receipt of a written request by Benchmark to provide a reaffirmation following a takeover proposal; or

•       by Benchmark if Pemstar or any of its officers, directors, employees, representatives or agents takes any actions in violation of the no solicitation covenant described under “—No Solicitation”.

Fees and Expenses

General.   The merger agreement provides that all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus will be shared equally by Benchmark and Pemstar.

Pemstar will reimburse Benchmark and Merger Sub for all their out-of-pocket expenses actually incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement if the merger agreement is terminated by Benchmark as described in the fifth bullet under “—Termination of the Merger Agreement”. Benchmark will reimburse Pemstar for all its out-of-pocket expenses actually incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement if the merger agreement is terminated by Pemstar as described in the seventh bullet under “—Termination of the Merger Agreement”. Any reimbursement must be paid upon demand following termination, except that no payment is due under the first sentence of this paragraph if Pemstar has previously made any payment due described under “—Fees an Expenses—Termination Fee” below.

Termination Fee.   Pemstar must pay to Benchmark a termination fee of $12 million in each of the following circumstances:

•       Benchmark terminates the merger agreement in accordance with the terms described in the last two bullets under “—Termination of the Merger Agreement”; or

•       prior to the adoption of the merger agreement by the shareholders of Pemstar, a takeover proposal has been made to Pemstar or has been made directly to the Pemstar shareholders generally or has otherwise become publicly known or any person has publicly announced an intention (whether or not conditional) to make a takeover proposal, thereafter the merger agreement is terminated by either Benchmark or Pemstar pursuant to either the second bullet point under “—Termination of the Merger Agreement” (but only if a vote to obtain the Pemstar shareholder approval or the Pemstar shareholders’ meeting has not been held) or the fourth bullet point under “—Termination of the Merger Agreement” and within 12 months after the termination Pemstar enters into a definitive contract to consummate, or consummates, the transactions contemplated by any takeover proposal.

Conduct of Business Pending the Merger

Under the merger agreement, during the period from the date of the merger agreement to the effective time of the merger, except as set forth in the Pemstar disclosure schedule or as consented to in writing in advance by Benchmark or as otherwise permitted pursuant to the bullet points set forth below, Pemstar and its subsidiaries will carry on its business in the ordinary course consistent with past practice and as currently proposed by Pemstar to be conducted prior to the closing of the merger and in compliance in all material respects with all applicable legal provisions and, to the extent consistent with the foregoing, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will be unimpaired at the effective time of the merger. In addition to and without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, except as otherwise set forth in the Pemstar disclosure schedule, Pemstar and its subsidiaries will not, without Benchmark’s prior written consent:

•       declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

•       split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•       purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or other contracts existing on the date hereof between Pemstar or any of its subsidiaries and any director or employee of Pemstar or any of its subsidiaries (to the extent complete and accurate copies of such plans, arrangements or other Contracts have been delivered to Benchmark before the signing of the merger agreement);

•       issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, including pursuant to contracts as in effect on the date hereof (other than (x) the issuance of shares of Pemstar common stock upon the exercise of Pemstar stock options outstanding on the date hereof in accordance with their terms on the date hereof and (y) the issuance of the rights and capital stock pursuant to the terms of the Pemstar rights agreement);

•       amend the Pemstar articles of incorporation or Pemstar by-laws or other comparable charter or organizational documents of any of Pemstar’s subsidiaries, except as may be required by law or the rules and regulations of the SEC or Nasdaq Global Market;

•       directly or indirectly acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or any asset or assets that, individually, has a purchase price in excess of $350,000 or, in the aggregate, have a purchase price in excess of $2,000,000, except for new capital expenditures, which are subject to the limitations of the eleventh bullet point in this list, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•       sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice;

•       enter into, modify or amend any lease of property, except for any renewals of existing leases in the ordinary course of business;

•       incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Pemstar or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•       make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

•       make any new capital expenditure or expenditures which, individually, is in excess of $350,000 or, in the aggregate, are in excess of $2,000,000;

•       except as required by law or any judgment:

–       pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes of the financial statements) of Pemstar included in the documents filed by Pemstar with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

–       cancel any indebtedness;

–       waive or assign any claims or rights of substantial value;

–       waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which Pemstar or any of its subsidiaries is a party; or

–       waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which Pemstar or any of its subsidiaries is a party;

•       enter into, modify, amend or terminate any contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued could reasonably be expected to:

–       adversely affect Pemstar in any material respect;

–       impair in any material respect the ability of Pemstar to perform its obligations under the merger agreement; or

–       prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•       enter into any contract to the extent consummation of the transactions contemplated by the merger agreement or compliance by Pemstar with the provisions of the merger agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien (other than an immaterial lien) in or upon any of the properties or other assets of Pemstar or any of its subsidiaries under, or require Benchmark to license or transfer any of its intellectual property rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•       enter into any contract containing any restriction on the ability of Pemstar or any of its affiliates to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Benchmark or any of its affiliates in connection with or following the consummation of the merger and the other transactions contemplated by the merger agreement;

•       sell, transfer or license to any person or otherwise extend, amend or modify any rights to the intellectual property rights of Pemstar or any of its subsidiaries;

•       except as otherwise contemplated by the merger agreement or as required to ensure that any Pemstar benefit plan or Pemstar benefit agreement is not then out of compliance with applicable legal provisions or to comply with any contract or Pemstar benefit plan or Pemstar benefit agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been delivered to Benchmark before the signing of the merger agreement):

–       adopt, enter into, terminate or amend (x) any collective bargaining agreement or Pemstar benefit plan or (y) any Pemstar benefit agreement or other agreement, plan or policy involving Pemstar or any of its subsidiaries and one or more of their respective current or former directors, officers, employees or consultants;

–       increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant;

–       pay any benefit or amount not required under any Pemstar benefit plan or Pemstar benefit agreement or any other benefit plan or arrangement of Pemstar or any of its subsidiaries as in effect on the date of the merger agreement;

–       grant or pay any change of control, severance or termination compensation or benefits or increase in any manner the change of control, severance or termination compensation or benefits of any current or former director, officer, employee or consultant of Pemstar or any of its subsidiaries;

–       grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Pemstar benefit agreement or Pemstar benefit plan (including the grant of Pemstar stock options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Pemstar benefit agreements, Pemstar benefit plans or agreements or awards made thereunder);

–       amend or modify any Pemstar stock option;

–       take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Pemstar benefit plan or Pemstar benefit agreement;

–       take any action to accelerate the vesting or time of payment of any compensation or benefit under any Pemstar benefit plan or Pemstar benefit agreement; or

–       materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pemstar pension plan or change the manner in which contributions to any Pemstar pension plan are made or the basis on which such contributions are determined;

•       except as required by GAAP, revalue any material assets of Pemstar or any of its subsidiaries or make any change in accounting methods, principles or practices; or

•       authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Many of the representations and warranties are qualified by a knowledge, materiality or material adverse effect exception. These representations and warranties relate to the following subject matters with respect to each party:

•       organization, standing and corporate power;

•       capital structure;

•       corporate authority and noncontravention;

•       filings and reports with the SEC;

•       information supplied for use in the proxy statement/prospectus;

•       absence of certain changes or events;

•       litigation;

•       voting requirements of the merger; and

•       taxes.

In addition, Pemstar made representations and warranties related to the following subject matters:

•       subsidiaries;

•       contracts;

•       compliance with laws and environmental matters;

•       labor relations;

•       Pemstar benefit plans and agreements;

•       excess parachute payments and tax gross ups;

•       title to properties;

•       intellectual property;

•       brokers and other advisors;

•       the opinion of Piper Jaffray;

•       insurance;

•       the inapplicability of the Pemstar rights agreement;

•       the inapplicability of dissenters’ rights to the merger; and

•       relationships with customers and suppliers.

Benchmark also made representations and warranties related to the interim operations of Merger Sub.

Benchmark’s Right to Require Pemstar to Hold the Pemstar Shareholders’ Meeting

Under the merger agreement, Pemstar is obligated to establish a record date for, duly call, give notice of, convene and hold a meeting of the Pemstar shareholders to adopt the merger agreement as soon as practicable. Pemstar’s obligation under the preceding sentence will not be affected by (1) the commencement, public proposal, public disclosure or communication to Pemstar of any takeover proposal or (2) the withdrawal or modification by the Pemstar board of directors or any committee of the Pemstar board of directors of the approval or recommendation by the Pemstar board of directors or such committee of the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Commercially Reasonable Efforts

Under the merger agreement, Benchmark and Pemstar have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including but not limited to (1) taking all acts necessary to cause the conditions of the merger to be satisfied as promptly as practicable, (2) obtaining all necessary actions or nonactions, consents, approvals and waivers from governmental entities and making all necessary registrations and filings (including filings with governmental entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (3) obtaining all necessary consents, approvals or waivers from third parties and (4) obtaining or transferring all environmental permits necessary for operating the business of the surviving corporation pursuant to applicable environmental law.

Articles of Incorporation and By-laws of the Surviving Corporation

The merger agreement provides that at the effective time of the merger, the amended articles of incorporation of Pemstar will be amended to be in the form of Exhibit A to the merger agreement and, as so amended, the amended articles of incorporation will be the amended articles of incorporation of the surviving corporation until change or amendment as provided in the amended articles of incorporation or by applicable law. The merger agreement further provides that the by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until changed or amended as provided in the by-laws or by applicable law. For a summary of the current Pemstar articles of incorporation, by-laws and the associated rights of Pemstar shareholders, see “Comparison of Rights of Common Shareholders of Benchmark and Common Shareholders of Pemstar.”

Amendment

The merger agreement may be amended at any time before or after receipt of the shareholder approval, except that after shareholder approval has been obtained, no amendment can be made that by law requires further approval by the shareholders of Pemstar without such approval having been obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Extension; Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (3) subject to the exception described in the first sentence of “—Amendment” and to the extent permitted by law, waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if the extension or waiver is set forth in an instrument in writing signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Specific Enforcement

The parties to the merger agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties to the merger agreement (1) has consented to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of the merger agreement or the transactions contemplated by the merger agreement, (2) has agreed that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court and (3) has agreed that it will not bring any action relating to the merger agreement or the transactions contemplated by the merger agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

BENCHMARK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information is based upon Benchmark’s and Pemstar’s historical consolidated financial information incorporated by reference in this proxy statement/prospectus, and has been prepared to reflect the proposed merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger and factually supportable. The unaudited pro forma condensed consolidated statements of income, which have been prepared for the six months ended June 30, 2006 and for the twelve months ended December 31, 2005, give effect to the merger as if it had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet has been prepared as of June 30, 2006 and gives effect to the merger as if it had occurred on that date.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Benchmark after completion of the merger.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with Benchmark treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, Benchmark’s cost to acquire Pemstar will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2006

	Benchmark	Pemstar	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Consolidated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$98,911	$24,562	$(332	)(e)	$123,141
Short-term investments	183,110	—			183,110
Accounts receivable, net	443,264	125,487			568,751
Recoverable income taxes	—	278			278
Inventories, net	480,662	64,212			544,874
Prepaid expenses and other assets	34,538	37,522	(977	)(c)	71,083
Deferred tax asset	8,837	917	(231	)(c)	9,523
Assets related to discontinued operations	—	436			436
Total current assets	1,249,322	253,414	(1,540)		1,501,196
Property, plant and equipment, net	102,030	59,518	14,181	(c)	175,729
Goodwill, net	112,990	33,878	107,014	(a)	253,882
Deferred income taxes	—	3,982	11,491	(b)	13,957
			(1,516	)(c)
Other, net	7,983	6,312			14,295
Non-current assets related to discontinued operations	—	16			16
	$1,472,325	$357,120	$129,630		$1,959,075
Liabilities and Shareholders’ Equity
Current liabilities:
Cash overdraft	$—	$2,788			2,788
Revolving credit facilities and current maturities of long-term debt	—	81,372			81,372
Current maturities of capital lease obligations	—	415			415
Accounts payable	468,427	110,080			578,507
Income taxes payable	27,506	1,666	1,900	(c)	31,072
Accrued liabilities	40,993	37,847	7,781	(c)	91,621
			5,000	(d)
Liabilities related to discontinued operations	—	1,346			1,346
Total current liabilities	536,926	235,514	14,681		787,121
Long-term debt, less current maturities	—	6,316			6,316
Capital lease obligations, less current maturities	—	11,557			11,557
Other long-term liabilities	2,509	3,196			5,705
Deferred tax liability	12,607	—			12,607
Shareholders’ equity:
Preferred shares	—	—			—
Common shares	6,444	454	272	(e)	7,170
Additional paid-in capital	579,911	255,321	(40,561	)(e)	794,671
Retained earnings (accumulated deficit)	341,318	(157,334)	157,334	(e)	341,318
Accumulated other comprehensive income (loss)	(7,118)	2,096	(2,096	)(e)	(7,118)
Less treasury shares	(272)	—			(272)
Total shareholders’ equity	920,283	100,537	114,949		1,135,769
	$1,472,325	$357,120	$129,630		$1,959,075

See accompanying notes to unaudited proforma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Six Months Ended June 30, 2006

	Benchmark	Pemstar	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Consolidated
	(in thousands, except per share data)
Sales	$1,400,415	$408,669		$1,809,084
Cost of sales	1,302,749	380,849	294 (f)	1,683,892
Gross profit	97,666	27,820	(294)	125,192
Selling, general and administrative expenses	34,779	18,645		53,424
Restructuring charges (benefit)	4,030	(2,503)		1,527
Income from operations	58,857	11,678	(294)	70,241
Interest expense	(183)	(4,523)		(4,706)
Other income (expense)	3,670	(1,317)		2,353
Income before income taxes	62,344	5,838	(294)	67,888
Income tax (expense) benefit	(8,298)	227	39 (g)	(8,032)
Net income from continuing operations	$54,046	$6,065	(255)	59,856
Earnings per share:
Basic	$0.84			$0.84
Diluted	$0.83			$0.82
Weighted average number of shares outstanding:
Basic	63,963			71,209
Diluted	65,041			72,769

See accompanying notes to unaudited proforma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (Continued)

	Benchmark	Pemstar
	Year Ended	Year Ended
	December 31,	March 31,	Pro Forma		Pro Forma
	2005	2006	Adjustments		Consolidated
	(in thousands, except per share data)
Sales	$2,257,225	$871,018			$3,128,243
Cost of sales	2,095,623	828,970	(1,797	)(f)	2,922,796
Gross profit	161,602	42,048	1,797		205,447
Selling, general and administrative expenses	62,322	43,786			106,108
Restructuring charges	—	10,462			10,462
Income (loss) from operations	99,280	(12,200)	1,797		88,877
Interest expense	(330)	(9,587)			(9,917)
Other income (expense), net	6,864	(47)			6,817
Income (loss) before income taxes	105,814	(21,834)	1,797		85,777
Income tax (expense) benefit	(25,225)	965	(428	)(g)	(24,688)
Net income (loss) from continuing operations	$80,589	$(20,869)	1,369		61,089
Earnings per share:
Basic	$1.29				$0.87
Diluted	$1.25				$0.85
Weighted average number of shares outstanding:
Basic	62,682				69,916
Diluted	64,279				71,513

See accompanying notes to unaudited proforma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1.                 Basis of Pro Forma Presentation

The pro forma information related to the merger has been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets.

On October 16, 2006, Benchmark entered into a merger agreement to acquire Pemstar. The transaction is conditioned upon (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) adoption of the merger agreement by Pemstar shareholders and (iii) other closing conditions.

The following is an estimate of the purchase price for Pemstar and the preliminary purchase price allocation (in thousands):

Acquisition of the outstanding common stock of Pemstar at $4.44 share for 45.4 million shares	$201,328
Estimated fair value of Pemstar stock options and warrants	9,660
Estimated fair value of convertible debt	4,830
Acquisition costs	5,000
Total purchase price	220,818
Current assets	252,206
Property, plant and equipment	73,699
Deferred taxes	13,957
Goodwill	140,892
Other assets	6,328
Total assets acquired	487,082
Current liabilities	245,195
Long-term debt, capital lease obligations and other long-term liabilities	21,069
Total liabilities assumed	266,264
Net assets acquired	$220,818

Benchmark will engage an independent appraisal firm to assist in finalizing the allocation of the purchase price. This preliminary assessment may materially differ from the estimate presented herein as additional information becomes available and is assessed by Benchmark and the appraisal firm. The final valuation of stock options held by Pemstar employees will be calculated at the closing date of the merger, the amount allocated to this item may change materially depending on the price of Benchmark common stock or the number of Pemstar options outstanding at the closing date. The fair value of estimated stock options and warrants are assumed to have been exercised as of the merger date.

Due to different fiscal period ends, the unaudited pro forma condensed combined income statement for the year ended December 31, 2005 combines the historical results for Benchmark for the year ended December 31, 2005 and the historical results of Pemstar as of March 31, 2006.

Due to different fiscal period ends, the unaudited pro forma condensed combined income statement for the six months ended June 30, 2006 combines the historical results for Benchmark for the six months ended June 30, 2006 and the historical results of Pemstar for the three months ended March 31, 2006 plus the three months ended June 30, 2006.

2.                 Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements have been adjusted for the following:

(a)          To reflect the adjustment to goodwill for the acquisition of Pemstar based on preliminary purchase price allocation as follows (in thousands):

Total estimated purchase price	$220,818
Less book value of Pemstar’s net assets	(100,537)
Deferred income taxes	(11,491)
Estimated liabilities for exit costs	9,681
Adjustment to historical net book value of assets to fair value	(11,457)
Pro Forma Goodwill Adjustment	$107,014

(b)         Estimated future tax benefit associated with the acquired net operating loss from Pemstar.

(c)          To reflect assets and liabilities acquired at estimated fair value, including the estimated costs associated with the planned termination of revenue producing facilities as well as other activities, including planned disposition of acquired assets. Final purchase price adjustments based on a third-party valuation may materially differ from these preliminary estimates.

(d)         Represents the accrual of estimated direct acquisition costs.

(e)          To reflect the elimination of Pemstar’s historical equity and the issuance of Benchmark common shares and payment of cash to effect this transaction.

(f)            To reflect adjustments to depreciation and amortization expense based on the estimated fair values of acquired assets calculated over the remaining estimated useful lives of the assets.

(g)          To record adjustment to income tax expense for the pro forma adjustments.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Benchmark common stock is listed for trading on the New York Stock Exchange under the trading symbol “BHE” and Pemstar common stock is listed for trading on the Nasdaq Global Market under the trading symbol “PMTR.” The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Benchmark common stock as reported by the New York Stock Exchange Composite Transaction Tape and of Pemstar common stock as reported by the Nasdaq Global Market. For current price information, Pemstar shareholders are urged to consult publicly available sources.

	Benchmark Common Stock			Pemstar Common Stock
Calendar Period	High	Low	Dividends Declared	High	Low	Dividends Declared
2004
First Quarter	$26.97	$19.79	—	$5.37	$3.25	—
Second Quarter	$21.55	$15.74	—	$4.00	$1.93	—
Third Quarter	$22.45	$16.84	—	$2.40	$1.61	—
Fourth Quarter	$26.33	$19.96	—	$2.09	$1.15	—
2005
First Quarter	$22.97	$20.11	—	$2.06	$1.04	—
Second Quarter	$21.59	$16.69	—	$1.35	$0.97	—
Third Quarter	$22.18	$18.39	—	$1.24	$0.89	—
Fourth Quarter	$22.74	$18.14	—	$1.71	$1.03	—
2006
First Quarter	$25.95	$22.09	—	$2.41	$1.44	—
Second Quarter	$28.90	$21.54	—	$3.64	$1.85	—
Third Quarter	$27.39	$20.95	—	$4.14	$3.10	—
Fourth Quarter (through [•], 2006)	[ ]	[ ]	—	[ ]	[ ]	—

The following table sets forth the high, low and last reported sales prices per share of Benchmark common stock as reported by the New York Stock Exchange Composite Transaction Tape and of Pemstar common stock as reported by the Nasdaq Global Market, and the market value of a share of Pemstar common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Pemstar common stock in the merger, in each case on October 16, 2006, the last full trading day prior to the public announcement of the merger, and on November 1, 2006, the latest practicable date before the date of this proxy statement/prospectus.

	Benchmark Common Stock			Pemstar Common Stock			Equivalent Price per Share
Date	High	Low	Close	High	Low	Close	of Pemstar Common Stock
October 16, 2006	$29.40	$28.87	$28.93	$3.70	$3.50	$3.65	$4.63
November 1, 2006	$26.72	$26.27	$26.45	$4.18	$3.75	$4.08	$4.23

These prices will fluctuate prior to the special meeting and the consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

DESCRIPTION OF BENCHMARK CAPITAL STOCK

The following summary of the capital stock of Benchmark is subject in all respects to applicable Texas law, the Benchmark articles of incorporation and the Benchmark by-laws. See “Comparison of Rights of Common Shareholders of Benchmark and Common Shareholders of Pemstar” and “Where You Can Find More Information.”

The total authorized shares of capital stock of Benchmark consist of (1) 145,000,000 shares of common stock, par value $0.10 per share, and (2) 5,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on November 1, 2006, approximately 64,697,028 shares of Benchmark common stock were issued and outstanding and no shares of Benchmark preferred stock were issued and outstanding.

The Benchmark board of directors is authorized to provide for the issuance of Benchmark preferred stock divided into and issued in series and, as to each series, to fix the designations, preferences, limitations, relative and other rights.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF BENCHMARK
AND COMMON SHAREHOLDERS OF PEMSTAR

Benchmark is a Texas corporation subject to the provisions of the Texas Business Corporation Act, which we refer to as Texas law. Pemstar is a Minnesota corporation subject to the provisions of the Minnesota Business Corporation Act, which we refer to as Minnesota law. Pemstar shareholders, whose rights are currently governed by the Pemstar articles of incorporation, as amended, the Pemstar amended and restated by-laws and Minnesota law, will, if the merger is completed, become shareholders of Benchmark and their rights will be governed by the Benchmark articles of incorporation, the Benchmark by-laws and Texas law.

The following description summarizes the material differences that may affect the rights of shareholders of Benchmark and shareholders of Pemstar but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Texas law, Minnesota law, the Benchmark articles of incorporation, the Benchmark by-laws, the Pemstar articles of incorporation and the Pemstar by-laws.

Capitalization

Pemstar	Benchmark

The total authorized shares of capital stock of Pemstar consist of (1) 150,000,000 shares of common stock, par value $0.01 per share, and (2) 5,000,000 shares of preferred stock, without par value. On the close of business on November 1, 2006, approximately 45,481,773 shares of Pemstar common stock were issued and outstanding and no shares of Pemstar preferred stock were issued and outstanding.

Benchmark’s authorized capital stock is described under “Description of Benchmark Capital Stock”.

Number, Election, Vacancy and Removal of Directors

Pemstar	Benchmark

The Pemstar articles of incorporation provide that the total number of Pemstar directors will not be less than one nor more than 15, as determined by the Pemstar board of directors from time to time. Pemstar currently has nine directors.

The Pemstar board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The Pemstar articles of incorporation provide that shareholders are not entitled to vote cumulatively in the election of directors. The Pemstar articles of incorporation provide that vacancies (by reason of an increase in the number of directors or otherwise) on the

The Benchmark by-laws provide that the total number of Benchmark directors will be not less than five and not more than nine, as that number may be changed by the Benchmark board of directors from time to time. Benchmark currently has eight directors.

The Benchmark articles of incorporation provide that a director will be elected only if the director receives the vote of the holders of a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. The Benchmark by-laws provide that each director will hold office until the next annual meeting of shareholders and until the director’s successor has been elected and qualified, unless the director is

Pemstar board of directors may be filled by appointment made by a majority vote of the directors then in office. The Pemstar by-laws provide that any director or the entire Pemstar board of directors may be removed at any time but only for cause.

removed in accordance with the Benchmark by-laws. The Benchmark by-laws further provide that any directorship to be filled by reason of an increase in the number of directors will be filled by a majority vote of the Benchmark board of directors at a meeting called for that purpose, though less than a quorum, for a term of office continuing only until the next election of one or more directors by the shareholders. However, the remaining directors may not fill more than two such directorships during the period between any two such successive annual meetings of shareholders.

Amendments to Charter Documents

Pemstar	Benchmark

Under Minnesota law, amendments to a corporation’s articles of incorporation must be proposed by the corporation’s board of directors or a shareholder or shareholders holding three percent or more of the voting power and adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment, unless the corporation’s articles of incorporation requires a greater vote. The Pemstar articles of incorporation provide that the affirmative vote of 66 2/3% of the votes entitled to be cast by the shareholders and 66 2/3% of all the directors of the corporation is required to approve amendments to the articles of incorporation relating to the removal of a director other than for cause, director liability, the number and classes of directors, director vacancy, amending and adopting the by-laws and the reservation of the right to amend the articles of incorporation in the manner permitted in the articles of incorporation or as permitted by Minnesota law.

Under Texas law, a corporation’s articles of incorporation may be amended if the board of directors propose an amendment to the articles of incorporation and the proposed amendment is adopted upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the proposed amendment, unless any class or series of shares is entitled to vote on the proposed amendment, in which case the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment must also vote to adopt the proposed amendment.

The Benchmark articles of incorporation also provides that no repeal or modification to the article relating to the limitation of liability for the Benchmark directors may be made that would adversely affect any right or protection of a director of Benchmark existing at the time of the repeal or modification.

Amendments to By-laws

Pemstar	Benchmark

The Pemstar by-laws provide that, subject to the articles of incorporation, the Pemstar by-laws may be changed or repealed at any regular or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Subject to Minnesota law and the articles of incorporation, the Pemstar board

The Benchmark by-laws may be amended or repealed, and new by-laws may be adopted, by the Benchmark board of directors or the Benchmark shareholders.

of directors by a majority vote of all directors may change the Pemstar by-laws or enact other by-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of Pemstar.

Action by Written Consent

Pemstar	Benchmark

Under Minnesota law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by written action that is signed by all the shareholders entitled to vote on the action. After the adoption of the initial articles of incorporation, an amendment to permit action to be taken by less than all shareholders requires the approval of all of the shareholders entitled to vote on the amendment. The Pemstar articles of incorporation do not contain any provision with respect to shareholder action by written consent.

According to the Benchmark by-laws, any action required or permitted by Texas law to be taken at any annual meeting or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth all the actions to be taken is signed by the holders of all the shares entitled to vote on the action. In addition, every written consent must bear the date of signature of each shareholder who signs the consent. No written consent can be effective unless, within 60 days after the date of the earliest dated consent delivered to Benchmark, a consent signed by the holders of shares having not less than the minimum number of votes that would be necessary to take the action are delivered to Benchmark.

Notice of Shareholder Actions

Pemstar	Benchmark

Minnesota law and the Pemstar by-laws provide that written notice of the date, time and place of a meeting of shareholders and the information with respect to dissenters’ rights required by Minnesota law must be given to each shareholder of record entitled to vote at the meeting not less than 10 days (or a shorter time provided in the articles of incorporation or the by-laws) nor more than 60 days before the date of the meeting. In the case of a special meeting, the notice must contain a statement of the purposes of the meeting. Pursuant to the Pemstar by-laws, the only business to be transacted at any annual or special meeting of the shareholders is limited to business properly brought before the meeting. Business is properly brought before the meeting if the business is (1) specified in the notice of the meeting given by the Pemstar board of directors, (2) otherwise brought before the meeting by order of the Pemstar board of directors or (3) otherwise properly brought

The Benchmark by-laws provide that written or printed notice stating the place, day and hour of the meeting must be delivered not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting. In case of a special meeting, the purpose or purposes for which the meeting is called must also be specified in the notice. The Benchmark by-laws also provide that for business to be properly brought before any meeting of shareholders for consideration, the business must be (1) specified in the notice of meeting, (2) properly brought before the meeting by or at the direction of the Benchmark board of directors, or (3) properly brought before the meeting by a Benchmark shareholder.

The Benchmark by-laws provide that if a shareholder desires to bring business before a meeting for consideration, the shareholder must submit a written notice of the proposed business to the secretary of Benchmark. The shareholder’s notice of proposed business must contain information such before an annual meeting by a shareholder. Under Minnesota law, the business that may be transacted at a special meeting is limited to the purposes stated in the notice of the special meeting.

Generally, the Pemstar by-laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action no later than the date specified by Rule 14a-8 under the Exchange Act. The notice must contain, among other things, a description of the business desired to be brought before the meeting and a representation as to the shareholder’s material interest in the business being proposed. The officer presiding at the meeting will refuse to acknowledge any business proposed to be brought before an annual meeting not made in compliance with the procedure set forth in the articles of incorporation.

as a brief description of the business, the name and address of the shareholder, the class, series (if applicable), and number of shares of Benchmark that such shareholder owns beneficially, any material interest of the shareholder in the proposed business and, if the business that the shareholder proposes to bring before the meeting of shareholders is the election to the board of directors of a person or persons to be nominated by or on behalf of the shareholder, additional information described in the Benchmark by-laws. In addition, with respect to any business proposed to be considered, the presiding officer of the meeting may determine that the business has not been brought properly before the meeting and, if the presiding officer makes that determination, the proposed business will not be considered at the meeting.

Special Shareholder Meetings

Pemstar	Benchmark

Under the Pemstar by-laws, a special meeting of shareholders may be called at any time by the Pemstar board of directors. Under Minnesota law, a shareholder holding 10% of the voting power of all shares entitled to vote may call a special meeting, except any action to facilitate a business combination must be called by 25% or more of the voting power of all shares entitled to vote.

The Benchmark by-laws provide that special meetings of the shareholders may be called by (1) the Benchmark chief executive officer or president, (2) the Benchmark board of directors, (3) the Benchmark chief executive officer, the president or the secretary at the request in writing of a majority of the Benchmark board of directors, or (4) the Benchmark chief executive officer, president or secretary at the request in writing of the holders of at least ten percent of all the shares entitled to vote at the proposed special meeting.

Shareholder Inspection Rights; Shareholder Lists

Pemstar	Benchmark

Under Minnesota law, a shareholder of a corporation has the right, upon written demand stating the purpose of such demand and acknowledged or verified in the manner specified by Minnesota law, a right at any reasonable time to examine and copy the corporation’s share register and other corporate records reasonably related to the stated purpose and described with reasonable particularity in the written demand upon demonstrating the stated purpose to be a

Under Texas law, any person who has been a shareholder for at least six months immediately preceding his or her demand, or is the holder of at least five percent of all the outstanding shares of a corporation, has the right to examine, in person or by agent, accountant, or attorney, at any reasonable time or times, for any proper purpose, its relevant books and records of account, minutes, and share transfer records, and to make extracts therefrom if the shareholder provides written demand stating the purpose for the examination.

proper purpose. A proper purpose is one reasonably related to the interest of the person as a shareholder.

Limitation of Personal Liability and Indemnification of Directors and Officers

Pemstar	Benchmark

Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles or by-laws. The Pemstar articles provide that a director will not be personally liable to Pemstar or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•  for any breach of the director’s duty of loyalty to Pemstar or its shareholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  liability for illegal distributions and unlawful sales of Pemstar securities;

•  transactions where the director gained an improper personal benefit; or

•  any acts or omissions occurring prior to the date on which the liability limitation provisions of the Pemstar articles of incorporation become effective.

The Pemstar articles of incorporation provide that any repeal or modification of the foregoing provisions will not adversely affect any right or protection of a director of Pemstar existing at the time of such repeal or modification.

Minnesota law contains provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Minnesota law provides for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Under Minnesota law, indemnification of officers, directors and employees is mandatory. Minnesota law requires

Under the Benchmark articles of incorporation, a director will not be liable to Benchmark for an act or omission in the director’s capacity as a director, except to the extent that the exemption from liability is not authorized by applicable Texas law. The Benchmark by-laws provide that, as permitted under Texas law, Benchmark (1) makes mandatory the indemnification permitted under Texas law and (2) agrees to advance the reasonable expenses of a director upon the director’s compliance with the requirements under Texas law.

Texas law grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person (1) conducted himself or herself in good faith, (2) reasonably believed that (a) in the case of conduct in the person’s official capacity as a director of the corporation, the person’s conduct was in the corporation’s best interests and (b) in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests and (3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection with the proceeding. However, if the person is found liable to the corporation or is found liable on the basis that the person received a personal benefit, the permissible indemnification described in the preceding sentence (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) will not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of the person’s duty to the corporation. Except to the extent indemnification is permitted as described in the second sentence of this paragraph, a director may not be indemnified in respect of a proceeding in which a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. The Pemstar by-laws provide that Pemstar will indemnify the Pemstar directors and officers in the manner and to the extent provided by law.

the person is found liable (1) on the basis that the person improperly received a personal benefit, whether or not the benefit resulted from an action taken in the person’s official capacity, or (2) to the corporation. Texas law also provides that a corporation will indemnify a director against reasonable expenses incurred by the director in connection with a proceeding in which the director is a named defendant or respondent because the defendant or respondent is or was a director if the director has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Texas law provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors of a corporation. Further, Texas law provides that an officer of a corporation will be indemnified as, and to the same extent, provided for a director as described in the last sentence of the immediately preceding paragraph.

Conversion

Pemstar	Benchmark
Holders of Pemstar common stock have no rights to convert their shares into any other securities.	Holders of Benchmark common stock have no rights to convert their shares into any other securities.

Rights Plan

Pemstar	Benchmark

Each share of Pemstar common stock has attached to it a right to purchase preferred stock that becomes exercisable subject to the terms set forth in a rights agreement between Pemstar and its rights agent. Rights were distributed as a dividend at the rate of one right for each share of Pemstar common stock outstanding at the close of business on the business day prior to Pemstar’s initial public offering or issued thereafter.

Each right entitles the registered holder to purchase one one-hundredth of a share of Series A junior participating preferred stock, par value $0.01 per share. The Pemstar rights agreement is dated as of August 11, 2000, and was amended on July 29, 2002, primarily to

Each share of Benchmark common stock also has attached to it a right to purchase preferred stock that becomes exercisable subject to the terms set forth in a rights agreement between Benchmark and its rights agent. Rights were distributed as a dividend at the rate of one right for each share of Benchmark common stock outstanding at the close of business on December 21, 1998, and all shares of Benchmark common stock will be issued with rights after that date until the date of distribution under the Benchmark rights agreement. Each right entitles the registered holder to purchase from Benchmark one-thousandth of a share of Series A cumulative junior participating preferred stock, par value $0.10 per share, at a purchase price of $155 per one-thousandth of a preferred share, subject to adjustment.

include the investors listed on the schedule of buyers attached to the securities purchase agreement, dated as of May 3, 2002, as exempt persons under the Pemstar rights agreement.

The rights held by shareholders other than the potential acquiror and its affiliates become exercisable after an acquiring person has become the beneficial owner of 15% or more of the outstanding Pemstar common stock. At such time, the rights become rights to purchase Pemstar common stock at a discount to the then-current market price.

At any time after a person becomes the beneficial owner of 15% or more of the outstanding Pemstar common stock, subject to certain exceptions, and prior to the acquisition by a person of 50% or more of the outstanding Pemstar common stock, the Pemstar board of directors may exchange all or part of the rights for Pemstar common stock at an exchange ratio of one share of Pemstar common stock per right, subject to adjustment.

At any time on a date 10 business days after a person has become the beneficial owner of 15% or more of the outstanding Pemstar common stock the Pemstar board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment.

In the event that after anytime any person acquiring 15% of the Pemstar common stock (1) Pemstar merges into an acquiring company, (2) an acquiring company merges into Pemstar, (3) Pemstar effects a statutory share exchange or (4) Pemstar sells more than 50% of its assets or earning power to an acquiring company, each right will entitle the holder, except for a person or group that is the beneficial owner of 15% or more of the aggregate number of votes entitled to be cast by all outstanding shares of Pemstar common stock, to purchase, upon exercise at the then current purchase price such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of common stock of the acquiring company equal to the result obtained by (a) multiplying the then current purchase price by the number of 1/100ths of a share of preferred stock for which a right is exercisable immediately prior to the acquisition and dividing that product

The rights held by Benchmark shareholders other than the potential acquiror and its affiliates become exercisable after an acquiring person has become the beneficial owner of 15% or more of the outstanding Benchmark common stock or commences a tender or exchange offer, the consummation of which would result in an acquiring person becoming the beneficial owner of 15% or more of the outstanding Benchmark common stock. At that time, the rights become rights to purchase Benchmark common stock at a discount to the then-current market price.

If after a person or group has acquired beneficial ownership of 15% or more of the outstanding Benchmark common stock, and Benchmark is involved in a merger or certain other business combinations not approved by the board of directors, each right entitles its holder, other than the acquiring person or group, to purchase Benchmark common stock of the surviving entity at a discount to the then-current market price.

The rights are attached to the Benchmark common stock unless and until they become exercisable and will expire on December 11, 2008, unless earlier redeemed by Benchmark for $.01 per right or exchanged, as provided in the Benchmark rights agreement.

by (b) 50% of the then current market price (as determined pursuant to the rights agreement) per share of the common stock of the acquiring company on the date of consummation of the acquisition.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Pemstar pursuant to an offer that is not approved by the Pemstar board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the Pemstar board of directors because the Pemstar board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

Voting Rights; Required Vote for Authorization of Certain Actions

Pemstar	Benchmark

Each holder of Pemstar common stock is entitled to one vote for each share held of record.

Merger or Consolidation.   Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Minnesota law also requires that any class of shares of a Minnesota corporation be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle such a class to vote as a class.

Under Minnesota law, approval of the shareholders of a constituent Minnesota corporation is not required if:

•  the articles of incorporation will not be amended in the transaction;

Each holder of Benchmark common stock is entitled to one vote for each share held of record.

Merger or Consolidation.   Texas law requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of a corporation’s common stock entitled to vote on the merger.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions. Texas business combination law provides that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date the person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the

•  each holder of shares of the corporation that were outstanding immediately before the effective time of the transaction will hold the same number of shares with identical rights immediately thereafter;

•  the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20 percent, the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction; and

•  the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20 percent, the number of participating shares of the corporation immediately before the transaction. Participating shares are outstanding shares of the corporation that entitle their holders to participate without limitation in distributions by the corporation.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions.Minnesota law prohibits certain “business combinations” (as defined under Minnesota law) between an issuing public corporation and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The Texas business combination law is not applicable to:

•  the business combination of an issuing public corporation (1) where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas business combination law, (2) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas business combination law; or (3) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas business combination law;

•  a business combination of an issuing public corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (1) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (2) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•  a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•  a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession shares in excess of the threshold unless such acquisition has been approved by a majority of the voting power of all shares entitled to vote, including shares held by the acquiring person and a majority of the voting power held by shareholders unaffiliated with such acquiring shareholder.

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

It should be noted that in addition to the anti-takeover measures discussed above, the provisions of the Pemstar articles of incorporation and the Pemstar by-laws (i) providing for a staggered board of directors and (ii) providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors, may make it more difficult to effect a change in control of Pemstar and may discourage or deter a third party from attempting a takeover.

and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

•  a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither the Benchmark articles of incorporation nor the Benchmark by-laws contain any provision expressly providing that Benchmark will not be subject to the Texas business combination law.

Other Corporate Constituencies

Pemstar	Benchmark

Under Minnesota law, in discharging the duties of the position of director, a director may, in considering the best interests of the corporation consider the interests of the corporation’s employees, customers, suppliers, and creditors, the economy of the state and nation, community and societal considerations, and the long-term as well as short-term interests

Texas law does not have an “other constituency” statute similar to that described in “—Other Corporate Constituencies—Pemstar”.

of the corporation and its shareholders including the possibility that these interests may be best served by the continued independence of the corporation.

Appraisal Rights and Dissenters’ Rights

Pemstar	Benchmark

Shareholders of a Minnesota corporation may exercise dissenters’ rights in connection with:

•  an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

•  a sale or transfer of all or substantially all of the assets of the corporation;

•  a plan of merger to which the corporation is a constituent organization;

•  a plan of exchange of shares to which the corporation is a party as the corporation whose shares will be acquired;

•  a plan of conversion adopted by the corporation; and

•  any other corporate action taken pursuant to a shareholder vote with respect to which the corporation’s articles of incorporation or by-laws give dissenting shareholders the right to obtain payment for their shares.

Such appraisal rights are not available under Minnesota law, if the shares are traded in certain public trading markets unless shareholders must accept something other than publicly traded shares in exchange for their stock.

Further, unless the articles of incorporation, the by-laws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger if the shares of the shareholder are not entitled to be voted on the merger and are not cancelled or exchanged in the merger. Neither the Pemstar articles of incorporation not the Pemstar by-laws grant any other dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must satisfy

Under Texas law, shareholders have the right to dissent from any of the following corporate actions:

•  any plan of merger to which the corporation is a party if shareholder approval is required and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

•  any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation if special authorization of the shareholders is required by Texas law and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

•  any plan of exchange in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

Notwithstanding the above, a shareholder will not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

•  the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series of shares, or depository receipts in respect of the shares, which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange: (1) listed on a national securities exchange; (2) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (3) held of record by not less than 2,000 holders;

all of the conditions and requirements of Minnesota law in order to maintain such rights and obtain such payment.

•  the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

•  the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than: (1) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are: (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders; (2) cash in lieu of fractional shares otherwise entitled to be received; or (3) any combination of the securities and cash described in clauses (1) and (2) of this bullet point.

LEGAL MATTERS

The legality of Benchmark common stock offered by this proxy statement/prospectus will be passed upon for Benchmark by Kenneth S. Barrow, Vice President and General Counsel of Benchmark. Mr. Barrow is paid a salary by Benchmark, is a participant in various employee benefit plans offered to employees of Benchmark generally and has options to purchase shares of Benchmark common stock.

EXPERTS

The consolidated financial statements of Benchmark Electronics, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pemstar Inc. as of March 31, 2006 and 2005, and for each of the years in the two-year period ended March 31, 2006, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Pemstar Inc. for the year ended March 31, 2004 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report with respect thereon, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Minnesota law provides that no matter may be brought before a special meeting that is not stated in the notice of the special meeting.

FUTURE SHAREHOLDER PROPOSALS

Pemstar will hold a 2007 annual meeting of Pemstar shareholders only if the merger is not completed. The deadline for receipt by Pemstar’s secretary of shareholder proposals for inclusion in Pemstar’s proxy materials for the 2007 annual meeting (if it is held), or of a shareholder’s nomination of a candidate for director or proposal of other business is March 2, 2007. In connection with any matter to be proposed by a Pemstar shareholder at the 2007 annual meeting, but not proposed for inclusion in Pemstar’s proxy materials, the proxy holders designated by Pemstar for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by Pemstar at its principal executive office by May 16, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Benchmark and Pemstar file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Benchmark and Pemstar file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information (i) concerning Benchmark may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and (ii) concerning Pemstar may also be inspected at the offices of the Nasdaq Stock Market, Inc. at One Liberty Plaza, New York, New York 10006, respectively.

The SEC allows Benchmark and Pemstar to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Benchmark has previously filed with the SEC. These documents contain important business and financial information about Benchmark that is not included in or delivered with this proxy statement/prospectus. The following documents, which were filed by Benchmark with the SEC, are incorporated by reference into this proxy statement/prospectus:

•       annual report of Benchmark on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 10, 2006;

•       quarterly report of Benchmark on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 9, 2006;

•       quarterly report of Benchmark on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 9, 2006;

•       current reports on Form 8-K filed on February 10, 2006, March 15, 2006, May 19, 2006, June 1, 2006, September 8, 2006, October 16, 2006, October 17, 2006 (of the current reports filed on Form 8-K on October 17, 2006, only the current report filed under Item 8.01 is incorporated by reference into this proxy statement/prospectus) and October 18, 2006;

•       the description of Benchmark’s common stock contained in the registration statement on Form 8-A filed with the SEC on May 15, 1990, and any amendment or report filed with the SEC for the purpose of updating such description; and

•       the description of Benchmark’s preferred stock purchase rights contained in the registration statement on Form 8-A filed with the SEC on December 11, 1998, as amended on Form 8-A/A, filed on December 22, 1998.

In addition, Benchmark also incorporates by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This proxy statement/prospectus incorporates by reference the documents set forth below that Pemstar has previously filed with the SEC. These documents contain important business and financial information about Pemstar that is not included in or delivered with this proxy statement/prospectus. The following documents, which were filed by Pemstar with the SEC, are incorporated by reference into this proxy statement/prospectus:

•       annual report of Pemstar on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 23, 2006;

•       quarterly report of Pemstar on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 11, 2006;

•       current reports on Form 8-K filed on May 24, 2006, June 29, 2006, July 10, 2006, August 11, 2006, October 17, 2006, and October 18, 2006 (of the current reports filed on Form 8-K on October 18, 2006, only the current report filed under Item 1.01 is incorporated by reference into this proxy statement/prospectus);

•       definitive proxy statement on Schedule 14A for the 2006 annual meeting of shareholders filed with the SEC on June 30, 2006;

•       the description of Pemstar’s common stock contained in the registration statement on Form 8-A filed with the SEC on August 2, 2000, and any amendment or report filed with the SEC for the purpose of updating such description; and

•       the description of Pemstar’s preferred stock purchase rights contained in the registration statement on Form S-3 filed with the SEC on December 17, 2001, as amended on Form 8-A/A, filed on July 29, 2002.

In addition, Pemstar also incorporates by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting of Pemstar shareholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Benchmark and Pemstar also incorporate by reference the agreement and plan of merger attached to this proxy statement/prospectus as Annex I.

Benchmark has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Benchmark and Pemstar has supplied all such information relating to Pemstar.

If you are a shareholder, we may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC’s website as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Benchmark 3000 Technology Drive Angleton, Texas 77515 Telephone: (979) 849-6550	Pemstar 3535 Technology Drive, N.W. Rochester, Minnesota 55901 Telephone: (507) 535-4104

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [  ], 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Benchmark common stock in the merger creates any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which we refer you in this proxy statement/prospectus, contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements may be identified by the use of words such as “anticipate,” “may,” “can,” “believe,” “expect,” “project,” “intend,” “likely,” similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statements. These factors include, but are not limited to, the following:

•       Benchmark’s and Pemstar’s ability to complete the merger;

•       Benchmark’s ability to successfully integrate operations and to realize synergies from the acquisition;

•       failure to obtain the shareholder approval of the merger or to meet other closing conditions to the merger;

•       failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•       general local economic and employment conditions;

•       Benchmark’s and Pemstar’s ability to effectively manage their operations, costs and capital spending;

•       Benchmark’s and Pemstar’s ability to sell new product offerings or enhanced services;

•       changes in accounting policies or practices;

•       changes in Benchmark’s and Pemstar’s ability to manage operating expenses and capital expenditures and reduce or refinance debt;

•       the effects of technological changes and competition on capital expenditures and product and service offerings;

•       increased medical, retiree and pension expenses;

•       changes in income tax rates and tax laws of federal, state or foreign jurisdictions, and results of any federal, state or foreign income tax audits in the respective taxing jurisdictions; and

•       general factors, including changes in economic, business and industry conditions.

These and other uncertainties related to the businesses of Benchmark and Pemstar are described in greater detail in the filings of Benchmark and of Pemstar with the SEC, including Benchmark’s and Pemstar’s reports on Form 10-K and 10-Q. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Benchmark, Pemstar or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Benchmark and Pemstar undertake no obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.

Annex I

AGREEMENT AND PLAN OF MERGER

Dated as of October 16, 2006,

Among

BENCHMARK ELECTRONICS, INC.,

AUTOBAHN ACQUISITION CORP.

And

PEMSTAR INC.

i

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2006, among BENCHMARK ELECTRONICS, INC., a Texas corporation (“Parent”), AUTOBAHN ACQUISITION CORP., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Sub”), and PEMSTAR INC., a Minnesota corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company, Parent and Sub has approved, and a special committee of the Company’s Board of Directors (the “Special Committee”) formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act (the “MBCA”) has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than any shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $0.10 per share, of Parent (“Parent Common Stock”);

WHEREAS the Board of Directors of the Company and the Special Committee have determined that the Merger is fair to and in the best interests of the shareholders of the Company;

WHEREAS for U.S. Federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), (b) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (c) Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03 below). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA.

SECTION 1.02.   Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1

SECTION 1.03.   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the MBCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.   Effects of the Merger.   The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

SECTION 1.05.   Articles of Incorporation and By-laws.   (a) The Amended Articles of Incorporation of the Company (the “Company Articles”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Articles shall be the Amended Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)        The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06.   Directors.   The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.   Officers.   The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01.   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)        Capital Stock of Sub.   Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)        Cancellation of Treasury Stock and Parent-Owned Stock.   Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)        Conversion of Company Common Stock.   Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.16 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock

2

(each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d)        Anti-Dilution Provisions.   In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, or issues a special cash dividend, with respect to the outstanding shares of Parent Common Stock and the record date therefor shall be prior to the Effective Time, shares of Parent Common Stock payable as part of the Merger Consideration shall be appropriately adjusted to reflect such stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction or special cash dividend.

SECTION 2.02.   Exchange of Certificates.   (a) Exchange Agent. As of the Effective Time, Parent shall deposit in trust with Computershare Trust Company, N.A. or such other bank or trust company as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock (such shares of Parent Common Stock, dividends or other distributions and cash being hereinafter referred to as the “Exchange Fund”).

(b)        Exchange Procedures.   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). Each holder of record of a Certificate shall, upon surrender to the Exchange Agent of such Certificate, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (x) uncertificated shares of Parent Common Stock registered on the stock transfer books of Parent in the name of such holder (the “Registered Parent Shares”) or, at the election of such holder, certificates, in each case representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer

3

records of the Company, the proper amount of cash, if any, and Registered Parent Shares or certificates representing the proper number of shares of Parent Common Stock, as the case may be, may be paid and issued to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of any cash and the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with this Article II and any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)        Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be issued or paid to the record holder of such Certificate, Registered Parent Shares or certificates representing whole shares of Parent Common Stock issued in exchange therefor, as the case may be, and, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Registered Parent Shares or whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Registered Parent Shares or whole shares of Parent Common Stock.

(d)        No Further Ownership Rights in Company Common Stock.   All shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II (together with any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)        No Fractional Shares.   (i) No Registered Parent Shares or certificates or scrips, in each case representing fractional shares of Parent Common Stock, shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

(ii)       In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share

4

interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(f)         Termination of the Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration and any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II.

(g)        No Liability.   None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any dividends or other distributions with respect thereto or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”)), any such Merger Consideration (and such dividends, distributions and cash) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h)        Investment of Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(i)         Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e).

(j)         Withholding Rights.   Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

5

ARTICLE III

Representations and Warranties

SECTION 3.01.   Representations and Warranties of the Company.   Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a)        Organization, Standing and Corporate Power.   Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Articles and its Amended and Restated By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2003 and prior to the date hereof.

(b)        Subsidiaries.   Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c)        Capital Structure.   The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on October 13, 2006, (i) 45,449,433 shares of Company Common Stock were issued and outstanding, (ii) approximately 4,300,000 shares of Company Common Stock were reserved for issuance pursuant to the Company 1994 Stock Option Plan, the Company 1995 Stock Option Plan, the Company 1997 Stock Option Plan, the Company Amended and Restated 1999 Stock Option Plan, the Company 2000 Stock Option Plan and the Company 2002 Stock

6

Option Plan (collectively, the “Company Stock Plans”), of which 2,925,854 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (collectively, and including any options to purchase shares of Company Common Stock granted after October 13, 2006, pursuant to the terms of this Agreement, “Company Stock Options”), (iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (iv) 5,000,000 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of August 11, 2000, between the Company and Wells Fargo Bank, N.A. (as amended, the “Rights Agreement”). Except as set forth above in this Section 3.01(c), at the close of business on October 13, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer or rights of repurchase by the Company, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock. Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of October 13, 2006, of all outstanding Company Stock Options under the Company Stock Plans, the number of unpurchased shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof. Section 3.01(c) of the Company Disclosure Schedule also sets forth the aggregate number of unpurchased shares of Company Common Stock subject to outstanding Company Stock Options with exercise prices on a per share basis lower than $5.00 and the weighted average exercise price of such Company Stock Options. All Company Stock Options are evidenced by stock option agreements in the forms set forth in Section 3.01(c) of the Company Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms. With respect to the Company Stock Options, (A) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (B) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments or stipulations (“Legal Provisions”), including the rules and regulations of The NASDAQ Global Market and its predecessor markets (“Nasdaq”) or any other exchange on which Company securities are traded, (C) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and (D) each such grant was properly accounted for in accordance with GAAP in the audited financial statements included in the Filed Company SEC Documents and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable Legal Provisions. The Company has terminated the Company 2000 Employee Stock Purchase Plan (the “Company ESPP”), and no employee of the Company has any rights to purchase shares of Company Common Stock pursuant to the Company ESPP. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or

7

other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any Subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities of any Subsidiary of the Company.

(d)        Authority; Noncontravention.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the meeting of the Company’s shareholders (the “Shareholders’ Meeting”) or any adjournment or postponement thereof to adopt this Agreement (the “Shareholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, and the Special Committee, at a meeting duly called and held at which all members thereof were present, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) recommending that the shareholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. Each of the Company, the Company’s Board of Directors and the Special Committee has taken all actions necessary to ensure that no “control share acquisitions”, “business combinations”, “fair price” (including Sections 302A.671, .673 and .675 of the MBCA) or other state takeover laws or other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Articles or the Company By-laws or the comparable

8

organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the Shareholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any applicable Legal Provisions, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice (the “HSR Filing”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of Nasdaq and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(e)        Company SEC Documents.   (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since April 1, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).   As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.   Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company are, or have at any time, been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

9

(ii)       Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii)      Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (excluding (i) the cautionary, predictive and forward looking disclosures set forth in the risk factor and forward looking statements sections included therein and (ii) disclosures in any other sections included therein, solely to the extent that those sections include disclosures that are cautionary, predictive and forward looking in nature, the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(iv)       Subject to the applicable reserve for bad debts (which were determined in accordance with GAAP consistent with past practice) on the most recent audited balance sheet included in the Filed Company SEC Documents, all accounts receivable of the Company reflected on such balance sheet were valid receivables as of such date subject to no setoffs or counterclaims.  All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business. Since the date of the most recent audited balance sheet included in the Filed Company SEC Documents, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company and the Subsidiaries, except for write-offs in the ordinary course of the business of the Company and the Subsidiaries and consistent with past practice.

(v)        All items in the inventories of the Company (the “Inventory”) reflected on the most recent audited balance sheet included in the Filed Company SEC Documents or existing at the date hereof are of a quality and quantity saleable or usable in the ordinary course of business consistent with past practices of the Company, subject to the reserves or provisions reflected in the Inventory valuation in such balance sheet.  Such Inventory reflects reserves or provisions which were determined in accordance with GAAP consistent with the Company’s past practices and procedures for items which are below standard quality, represent excess quantities or have become obsolete or unsaleable or unusable (except at prices less than cost) in the ordinary course of business.  No material reserves or provisions for Inventory since the date of the most recent audited balance sheet included in the Filed Company SEC Documents have been, or are required to be, recorded.  Except for Inventory items in transit at any time or held by distributors, all Inventory items are located on any real property or interest in real property owned in fee by the Company or its Subsidiaries (individually, an “Owned Property”) or any real property or interest in real property leased, subleased or occupied by the Company or its Subsidiaries (individually, a “Leased Property”).  An Owned Property or Leased Property is sometimes referred to herein, individually, as a “Company Property” and collectively, as “Company Properties”.  Since the date of the most recent audited balance sheet included in the Filed Company SEC Documents, no Inventory items have been sold, leased or disposed of, except through sales and leases in the ordinary course of business consistent with past practices.

10

(vi)       Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are complete and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  None of the Company or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(vii)     The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(viii)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(ix)       Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(x)        Since April 1, 2004, the Company has not received any oral or written notification of any (A) ”significant deficiency” or (B) ”material weakness” in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f)         Information Supplied.   None of the information supplied or to be supplied by the Company, or on behalf of the Company by financial, legal or accounting advisors to the Company, either orally during any in person or telephonic meetings in which representatives of the Company are present or in writing, specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is

11

filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub, or on behalf of Parent or Sub by financial, legal or accounting advisors to Parent or Sub, either orally during any in person or telephonic meetings in which representatives of Parent are present or in writing, specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)        Absence of Certain Changes or Events.   Except for liabilities incurred in connection with this Agreement and except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xv), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Company Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any increase in change of control, severance or termination compensation or benefits, or (C) any entry by the Company or any of its Subsidiaries into or any amendments of (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement, plan or policy with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any adoption of, any amendment to or any termination of any collective bargaining agreement or any Company Benefit Plan, (E) any payment of any benefit or grant of any award under Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit

12

Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (F) any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (G) any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

(h)        Litigation.   Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

(i)         Contracts.   Except as disclosed in the Filed Company SEC Documents and except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 3.01(p), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, condition (financial or otherwise), properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents.  None of the Company or any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or by any agreement or covenant restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Affiliates, (B) containing a right of first refusal, right of first negotiation or right of first offer or (C) containing any material indemnity obligations to third parties.

(j)         Compliance with Laws; Environmental Matters.   (i) Except with respect to Environmental Laws (as defined in clause (iii) below), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, and except as set forth in the Filed Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all applicable Legal Provisions, except for failures to be in compliance that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and

13

to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.  No material action, demand, requirement or investigation by any Governmental Entity and no material suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened.

(ii)       Except for those matters disclosed in the Filed Company SEC Documents: (A) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and, except for matters on which the Company or its Subsidiaries have obtained full and final resolution, neither the Company nor any of its Subsidiaries has received any (y) written communication that alleges that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or (z) written request for information pursuant to any Environmental Law; (B)(y) each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for its operations as currently conducted and (z) all such Environmental Permits are valid and in good standing; (C) there are no material Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree pursuant to or under Environmental Laws; (D) there have been no Releases (as defined in clause (iii) below) of any Hazardous Material (as defined in clause (iii) below) that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law; (E) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any material Environmental Claim against or affecting the Company or any of its Subsidiaries; (F) none of the operations of the Company, its Subsidiaries, or any of their respective products requires, or is reasonably expected to require, a material expenditure in order to comply with the requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC), the Restriction of Hazardous Substances Directive (2002/95/ED) or of any similar Environmental Law restricting the manufacture, sale, distribution, use, handling, disposal or recycling of electrical and electronic equipment or products containing hazardous substances, and none of such requirements could reasonably be expected to result in a material restriction on the operations of the Company or its Subsidiaries, as currently conducted; (G) there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any material Environmental Claim against or affecting the Company or any of its Subsidiaries; and (H) the Company has provided Parent with complete and accurate copies of all environmental reports, studies and audits of the Company Properties and operations in the Company’s possession.

(iii)      Definitions.   For purposes of this Agreement:

(1)        “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or

14

written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law.

(2)        “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), rules, regulations, directives, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or the generation, use, storage, treatment, disposal, transport or recycling of Hazardous Materials.

(3)        “Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

(4)        “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(k)        Absence of Changes in Company Benefit Plans; Labor Relations.   Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(xiii), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, change of control, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or any change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Legal Provisions, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code.  Any shares of capital stock, options, rights, warrants or other securities issued, granted or purchased under any Company Benefit Plan have been issued, granted or purchased in compliance with applicable Legal Provisions.  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.  As of the date hereof, since April 1, 2004, neither the

15

Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements, and there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(l)         ERISA Compliance; Company Benefit Agreements.   (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and each Company Benefit Agreement.  The Company has provided to, or has made available to, Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and each Company Benefit Agreement, (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan and (E) the most recent actuarial report or financial statements for each Company Pension Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  Each of the Company and its Subsidiaries and each of the Company Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Provisions, including Legal Provisions of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii)       Each Company Pension Plan intended to be tax-qualified has been subject of a favorable determination letter from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that could reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that could reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii)      Neither the Company nor any Commonly Controlled Entity (A) has sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to any Company Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (B) has any actual or contingent liability, or could incur any liability, under Title IV of ERISA.

16

(iv)       All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed in all material respects. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v)        All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents.

(vi)       With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. No Company Benefit Plan or related trust has been terminated during the last five years, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(vii)     Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

17

(viii)    None of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement and any termination of employment on or following the Effective Time will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or otherwise or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all cash compensation and benefit payments and the fair market value of all non-cash benefits (other than Company Stock Options) that may become payable or provided to any director or officer of the Company or any of its Subsidiaries under the Company Benefit Agreements (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.01(l)(viii) of the Company Disclosure Schedule.

(ix)       Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(x)        No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(m)      No Excess Parachute Payments; Tax Gross-Ups.   No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company (each such person, a “Company Disqualified Individual”) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Company Disqualified Individual and (ii) the estimated maximum amount of “parachute payments” (as defined in Section 280G of the Code) that could be paid or provided to each Company Disqualified Individual as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transactions contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time). No current or former director, officer, employee or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under sections 4999(a) or 409A of the Code)) or interest or penalty related thereto.

(n)        Taxes.   (i) Each of the Company and its Subsidiaries and each Company Consolidated Group has filed, or has caused to be filed, in a timely manner (within any applicable extension period) all material tax returns required to be filed with any taxing authority pursuant to the Code or applicable state, local or foreign tax laws. All such tax returns are complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Provisions. Each of the Company and its

18

Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) in a timely manner all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred taxes established to reflect temporary differences between book and tax income) for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii)       No tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is under audit or examination by any taxing authority, and no notice or threat of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. No issues relating to any material amount of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iii)      None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv)       Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(v)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(vi)       The Company and its Subsidiaries have fully complied with all applicable Legal Provisions relating to the payment and withholding of any material amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

19

(vii)     Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(viii)    No written claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to a material amount of tax by that jurisdiction.

(ix)       Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x)        Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4(b)) during the five years prior to the date of this Agreement.

(xi)       No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(xii)     Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii)    As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, franchise, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return; (C) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (D) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o)        Title to Properties.   (i) The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all assets (whether real, personal, tangible or intangible) reflected on the most recent audited balance sheet included in the Filed Company SEC Documents, free and clear of all Liens other than Permitted Liens, except for properties and assets sold in the ordinary course of business consistent with past practices in accordance with this Agreement. The assets owned or leased by the Company and its Subsidiaries, or which they otherwise have

20

the right to use, are sufficient to operate their businesses as they are as currently conducted and as currently proposed by its management to be conducted.

(ii)       Section 3.01(o)(ii)(A) of the Company Disclosure Schedule sets forth a complete and accurate list of all Owned Property and identifies their addresses. Section 3.01(o)(ii)(B) of the Company Disclosure Schedule sets forth a complete and accurate list of all Leased Property and identifies their addresses. The Company has delivered to Parent a complete and accurate copy of each such lease, sublease or occupancy agreement, together with all amendments thereto, with respect to any Leased Property under which the Company or one of its Subsidiaries is a lessee or sublessee (each, a “Lease”). The Company Properties comprise all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries.

(iii)      With respect to each Owned Property, (a) the Company or one of its Subsidiaries has good and valid fee simple title, free and clear of all Liens, except Permitted Liens and such Liens as may be set forth in Section 3.01(o)(iii) of the Company Disclosure Schedule, (b) the Company or the applicable Subsidiary has not leased or otherwise granted to anyone the right to use or occupy such Owned Property or any portion thereof, (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof or interest therein, (d) all improvements on such Owned Property are in good condition and repair and sufficient for the operation of the Company’s or the applicable Subsidiary’s business and (e) there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any Owned Property or any portion thereof or interest therein.

(iv)       With respect to each Leased Property, (a) each Lease is legal, valid and binding and is in full force and effect, and the Company or one of its Subsidiaries is in possession of such Leased Property, (b) the transactions contemplated by this Agreement does not require the consent of any other party to a Lease, nor will it cause a breach or default under such Lease or cause such Lease to cease being legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (c) the Company or applicable Subsidiary or, to the Knowledge of the Company, any other party to the Lease is not in breach or default in any material respect under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default in any material respect, or permit the termination, modification or acceleration of rent under such Lease, (d) neither the Company nor the applicable Subsidiary has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof, (e) neither the Company nor the Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (f) there are no Liens on the leasehold estate or interest created by such Lease other than Permitted Liens and Liens that have attached to the fee estate or interest to which such Lease is subordinate.

(v)        Definitions.   For purposes of this Agreement, “Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (b) Liens for taxes, assessments and other governmental charges that are not yet due and payable or for any such amounts which are being contested in good faith, (c) easements, covenants, rights-of-way and other encumbrances or restrictions and other imperfections in title that, individually or in the aggregate, would not reasonably be expected to impair the continued use and operation of the assets to which they relate as currently conducted, (d) zoning, building and other similar codes and regulations and (e) Liens that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and subordination or similar agreements relating thereto.

21

(p)        Intellectual Property.   (i) Subject to Sections 3.01(p)(ii) and 3.01(p)(v), each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments), all patents, patent applications, trademarks, trade dress, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs, other than commercial off the shelf software, (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens. The Company has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by the Company and its Subsidiaries. The Company is not subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company.

(ii)       None of the Company or any of its Subsidiaries has received any notice in writing that it has infringed or is infringing, and to the Knowledge of the Company none of the Company or any of its Subsidiaries has infringed or is infringing, the valid rights of any person with regard to any Intellectual Property Right which individually or in the aggregate have had or could reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no person or persons has infringed or are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

(iii)      No material claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

(iv)       Section 3.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), that, in each case, are owned by or licensed to the Company or any of its Subsidiaries. All patents and patent applications required to be listed in Section 3.01(p)(iv) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens or (b) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens. The patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(p)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been (or, with respect to licenses, to the Company’s Knowledge have been) timely filed, and all necessary maintenance fees have been (or, with respect to licenses, to the Company’s Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company’s Knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no material ongoing oppositions or cancellations or other proceedings involving any of the trademarks or trademark applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Knowledge of the

22

Company, licensed to the Company or any of its Subsidiaries). There are no material ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Company’s Knowledge, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 3.01(p)(iv) of the Company Disclosure Schedule in a material way. Each of the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries properly identifies (and to the Knowledge of the Company such patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has executed (and such inventors named on such patents and applications licensed to the Company or any of its Subsidiaries to the Company’s Knowledge have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(v)        Section 3.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments). All obligations for payment of monies by the Company or any of its Subsidiaries in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(vi)       The Company and its Affiliates have used commercially reasonable efforts and taken all commercially necessary steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of the Company and its Subsidiaries on the implementation of such policy; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making commercially reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets).

(vii)     The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this

23

Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right. Section 3.01(p)(vii) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold by, manufactured by or under development by the Company or any of its Subsidiaries.

(q)        Voting Requirements.   The Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r)        Brokers and Other Advisors.   No broker, investment banker, financial advisor or other person (other than Needham & Company, LLC (“Needham”) and Piper Jaffray & Co. (“PiperJaffray”)), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The estimated fees and expenses of all accountants, brokers, financial advisors (including Needham and PiperJaffray), legal counsel (including Dorsey & Whitney LLP) and other persons retained by the Company, incurred or to be incurred by the Company in connection with this Agreement or the transactions contemplated hereby, are set forth in Section 3.01(r) of the Company Disclosure Schedule.

(s)        Opinion of Financial Advisor.   The Board of Directors of the Company has received the written opinion of PiperJaffray, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed copy of the written opinion of PiperJaffray has been delivered to Parent.

(t)         Insurance.   Section 3.01(t) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party.  The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years.  There are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

24

(u)        Rights Agreement.   The Company has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an “Acquiring Person” or a “Principal Party” (in each case as defined in the Rights Agreement) and (y) a “Distribution Date” or a “Shares Acquisition Date” (in each case as defined in the Rights Agreement) does not occur, in the case of clauses (x) and (y), by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, (iii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time and (iv) ensure that Section 11 or Section 13 of the Rights Agreement will not apply to the Merger and the other transactions contemplated by this Agreement.  The Company has delivered to Parent a complete and accurate copy of the Rights Agreement prior to the date hereof.

(v)        Dissenting Shares.   Section 302A.471 of the MBCA is not applicable to the Merger or the other transactions contemplated by this Agreement, and no shareholder of the Company is entitled to any other dissenters rights or appraisal rights in connection with the Merger, the issuance of the Merger Consideration by Parent or the other transactions contemplated by this Agreement.

(w)       Relationships with Customers and Suppliers.   No customer or supplier of the Company that is material to the Company, taken as a whole, has canceled or otherwise terminated, or provided notice of its intent, or threatened, to terminate its relationship with the Company, or, since December 31, 2005, decreased or limited in any material respect, or provided notice of its intent, or threatened, to decrease or limit in any material respect, its purchases from or sales to the Company.

SECTION 3.02.   Representations and Warranties of Parent and Sub.   Parent and Sub represent and warrant to the Company as follows:

(a)        Organization, Standing and Corporate Power.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)        Capital Structure.   The authorized capital stock of Parent consists of 85,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (“Parent Preferred Stock”).  At the close of business on October 13, 2006, (i) 64,751,920 shares of Parent Common Stock were issued and outstanding, (ii) 11,932,809 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Employee Stock Purchase Plan, the Parent 1990 Stock Option Plan, the Parent 1994 Stock Option Plan for Non-Employee Directors, the Parent 2000 Stock Awards Plan and the Parent 2002 Stock Option Plan for Non-Employee Directors, of which 5,145,620 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock, (iii) no shares of Parent Preferred Stock were issued or outstanding or were held by Parent as treasury shares and (iv) 5,000,000 shares of Parent Preferred Stock designated as Series A Cumulative Junior Participating Preferred Stock were reserved for issuance in connection with the rights to be issued pursuant to the Rights Agreement, dated as of December 11, 1998, between Parent and Harris Trust Savings Bank.

(c)        Authority; Noncontravention.   Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant

25

to Article II hereof, do not require approval of the holders of any shares of capital stock of Parent.  All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall when issued in accordance with this Agreement be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Amended and Restated Articles of Incorporation or By-laws of Parent or the Articles of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any applicable Legal Provisions, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby.  No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the HSR Filing by Parent and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and (4) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock issuable to the shareholders of the Company as contemplated by this Agreement to be listed on the NYSE.

(d)        Parent SEC Documents.   Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

26

(e)        Information Supplied.   None of the information supplied or to be supplied by Parent or Sub, or on behalf of Parent or Sub by financial, legal or accounting advisors to Parent or Sub, either orally during any in person or telephonic meetings in which representatives of Parent are present or in writing, specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company, or on behalf of the Company by financial, legal or accounting advisors to the Company, either orally during any in person or telephonic meetings in which representatives of the Company are present or in writing, specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act.

(f)         Absence of Certain Changes or Events.   Except for liabilities incurred in connection with this Agreement and except as disclosed in the Parent SEC Documents (excluding (i) the cautionary, predictive and forward looking disclosures set forth in the risk factor and forward looking statements sections included therein and (ii) disclosures in any other sections included therein, solely to the extent that those sections include disclosures that are cautionary, predictive and forward looking in nature, the “Filed Parent SEC Documents”), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents there has not been any Parent Material Adverse Change.

(g)        Litigation.   Except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect.

(h)        Interim Operations of Sub.   Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i)         Voting Requirements.   No vote of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or approve the transactions contemplated hereby.

(j)         Taxes.   Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01.   Conduct of Business.   (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted

27

pursuant to Section 4.01(a)(i) through (xv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and as currently proposed by the Company to be conducted prior to the Closing and in compliance in all material respects with all applicable Legal Provisions and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)         (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or other Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of such plans, arrangements or other Contracts have been heretofore delivered to Parent);

(ii)       issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (y) the issuance of the Rights and capital stock pursuant to the terms of the Rights Agreement);

(iii)      amend the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by law or the rules and regulations of the SEC or Nasdaq;

(iv)       directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $350,000 or, in the aggregate, have a purchase price in excess of $2,000,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v)        (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of property, except for any renewals of existing leases in the ordinary course of business;

(vi)       (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities

28

of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii)     make any new capital expenditure or expenditures which, individually, is in excess of $350,000 or, in the aggregate, are in excess of $2,000,000;

(viii)    except as required by law or any judgment, (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness, (x) waive or assign any claims or rights of substantial value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix)       enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued could reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(x)        enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than an immaterial Lien) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xi)       enter into any Contract containing any restriction on the ability of the Company or any of its Affiliates to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Affiliates in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xii)     sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or any of its Subsidiaries;

(xiii)    except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with

29

applicable Legal Provisions or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) grant or pay any change of control, severance or termination compensation or benefits or increase in any manner the change of control, severance or termination compensation or benefits of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiv)     except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xv)      authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)        Other Actions.   The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c)        Advice of Changes; Filings.   The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

30

(d)        Certain Tax Matters.   (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) timely pay all taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent; (E) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.  Any tax returns described in this Section 4.01(d) shall be complete and accurate in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent.

(ii)       The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the issuance (payment) of the Merger Consideration pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii)      Each of Parent, Sub and the Company and each of their respective Affiliates shall not take any actions and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.02.   No Solicitation.   (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such person(s). Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel and a financial advisor of nationally recognized reputation, it being agreed that the financial advisor may be Needham or PiperJaffray) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith by a majority vote of

31

the disinterested members thereof (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (a copy of which shall be provided to Parent) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company, which the Board of Directors of the Company determines in good faith by a majority vote of the disinterested members thereof (after consultation with outside counsel and a financial advisor of nationally recognized reputation, it being understood that the financial advisor may be Needham or PiperJaffray) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)        Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, if at any time prior to obtaining the Shareholder Approval, the Board of Directors of the Company receives a Superior Proposal and as a result thereof determines in good faith by a majority vote of the disinterested members of the Board of Directors (after consultation with outside

32

counsel and a financial advisor of nationally recognized reputation, it being understood that the financial advisor may be Needham or PiperJaffray) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, the Company may make a Company Adverse Recommendation Change; provided, however, that no Company Adverse Recommendation Change may be made until after the fourth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying all material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any material changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent promptly and reasonably informed of the status and details (including any material change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

(c)        Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors, as determined by a majority vote of the disinterested members thereof (after consultation with outside counsel), the failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the shareholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01.   Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting.   (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to

33

the Proxy Statement will be made by the Company, in each case without providing the other party the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Form S-4 and the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, each party shall provide the other party an opportunity to review and comment on such document or response.

(b)        The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Shareholders’ Meeting solely for the purpose of obtaining the Shareholder Approval. Subject to Sections 4.02(b) and 4.02(c), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing and in accordance with Section 302A.613 of the MBCA, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(c)        The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a letter of Grant Thornton LLP and Ernst & Young LLP, the Company’s registered public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by registered public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.02.   Access to Information; Confidentiality.   To the extent permitted by applicable law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records, including for the purpose of conducting Phase I environmental site assessments and compliance audits of the Company’s properties and operations, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly

34

permitted by the terms of the Confidentiality Agreement dated as of April 19, 2005, as amended from time to time, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto. The Company agrees that Parent may contact customers, vendors or other persons having business relationships with the Company after consultation with the Company.

SECTION 5.03.   Commercially Reasonable Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, consents, approvals and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) obtaining or transferring all Environmental Permits necessary for operating the business of the Surviving Corporation pursuant to applicable Environmental Law. In connection with and without limiting the foregoing, the Company and Parent shall duly file the HSR Filing required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and its Board of Directors shall (1) take all action necessary to ensure that no “control share acquisitions”, “business combinations”, “fair price” (including Sections 302A.671, .673 and .675 of the MBCA) or other state takeover laws or other state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover laws or other state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. In addition, the Company shall take the actions set forth on Section 5.03 of the Company Disclosure Schedule. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

SECTION 5.04.   Company Stock Options.   (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)         adjust the terms of all outstanding Company Stock Options granted in connection with the performance of services for the Company to any person who is an employee or officer on

35

the Closing Date (the “Employee Stock Options”), whether vested or unvested, as necessary to provide that each Employee Stock Option outstanding immediately prior to the Effective Time (each, a “Rolled-Over Option”) shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Rolled-Over Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rolled-Over Option immediately prior to the Effective Time for which such Rolled-Over Option shall not theretofore have been exercised by the Exchange Ratio at an exercise price per share of Parent Common Stock equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Rolled-Over Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent; provided further that any Rolled-Over Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that Rolled-Over Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as “incentive stock options” (as defined in Section 422 of the Code), to the extent that such Rolled-Over Options qualified as “incentive stock options” prior to the Effective Time);

(ii)       adjust the terms of all outstanding Company Stock Options that are not Employee Stock Options (the “Non-Employee Stock Options”), whether vested or unvested, as necessary to provide that each Non-Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and the holder thereof shall then become entitled to receive a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the product of (I) the Exchange Ratio and (II) the per share closing price of Parent Common Stock, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), on the date that is two days prior to the Closing Date over the exercise price per share of such Company Stock Option; and

(iii)      make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)        The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(c)        As soon as practicable following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options or (ii) assume the Adjusted Options under an existing equity incentive plan of Parent or any of its Affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

36

(d)        All amounts payable to holders of Non-Employee Stock Options pursuant to Section 5.04(a)(ii) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

SECTION 5.05.   Indemnification; Advancement of Expenses; Exculpation and Insurance.   (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Articles, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)        In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c)        For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than $700,000 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $700,000 or less in the aggregate, Parent shall be obligated to provide such coverage as may be obtained for such $700,000 aggregate amount.

(d)        The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06.   Fees and Expenses.   (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (i) as provided in paragraphs (b) and (d) of this Section 5.06 and (ii) that expenses incurred in connection with the filing, printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

37

(b)        In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (ii) (A) prior to the obtaining of the Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Shareholder Approval or the Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $12,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). The Termination Fee shall be subject to a credit for any expense reimbursement actually paid pursuant to Section 5.06(d).

(c)        The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d)        The Company shall reimburse Parent and Sub for all their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.01(c)(i). Parent shall reimburse the Company for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.01(d). Any such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under the first sentence of this Section 5.06(d) if the Company has previously made any payment due under Section 5.06(b).

SECTION 5.07.   Public Announcements.   Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08.   Shareholder Litigation.   The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

38

SECTION 5.09.   Affiliates.   As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form of Exhibit B.

SECTION 5.10.   Stock Exchange Listing.   To the extent Parent does not issue treasury shares in the Merger which are already listed on the NYSE, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 5.11.   Tax-Free Merger Treatment; Transfer Taxes.   (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. This Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each party and its Affiliates shall use commercially reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Cravath, Swaine & Moore LLP and Dorsey & Whitney LLP, substantially in the form set forth in Sections 5.11(1)(A) and 5.11(2)(A) of the Company Disclosure Schedule, respectively, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For tax purposes, each party and its Affiliates will report the Merger in a manner consistent with this Section 5.11. For purposes of the tax opinions described in Sections 6.02(e) and 6.03(c) of this Agreement, each of the Company and Parent shall provide, substantially in the form set forth in Sections 5.11(1)(B) and 5.11(2)(B) of the Company Disclosure Schedule, respectively, representations to Cravath, Swaine & Moore LLP and Dorsey & Whitney LLP, including representations and warranties set forth on certificates of officers of the Company, Parent and any of their respective Subsidiaries, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of Parent and the Company and reissued in the same form as of the Closing Date.

(b)        The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay on behalf of its shareholders any such Taxes or fees which become payable in connection with the transactions contemplated by this Agreement for which such shareholders are primarily liable and in no event shall Parent pay such amounts.

39

SECTION 5.12.   Employee Matters.   (a) Parent will provide or cause the Surviving Corporation to provide to employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) from the Effective Time until the first anniversary thereof either (i) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time or (ii) employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares; provided further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are reasonably comparable in the aggregate.

(b)        The service of each Continuing Employee prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries for purposes of each employee benefit plan of Parent or any of its Subsidiaries in which such employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting, benefit levels and accruals (but not for purposes of benefit accrual under any defined benefit pension plans); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)        Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

(d)        With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)        The provisions of this Section 5.12 are not intended to confer upon any person other than the parties hereto any rights or remedies.

SECTION 5.13.   Rights Agreement.   The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(u)) requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal, including any action by the Board of Directors of the Company, or any subset thereof, deeming any Takeover Proposal a “Permitted Offer” (as defined in the Rights Agreement).

SECTION 5.14.   Section 16b-3.   Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

40

SECTION 5.15.   Warrants and Convertible Notes.   (a) The Company shall take all actions reasonably requested by Parent with respect to the Warrants, dated May 10, 2002 (the “Warrants”), including, to the extent required by Section 4(b) of the Warrants, making appropriate provisions such that holders of Warrants will receive the appropriate number of shares of Parent Common Stock in exchange for their Warrants.

(b)        The Company shall take all actions reasonably requested by Parent with respect to the Subordinated Convertible Notes due May 1, 2007 (the “Convertible Notes”), including, to the extent required by Section 6(c)(ii) of the Convertible Notes, making appropriate provisions such that holders of Convertible Notes will receive the appropriate number of shares of Parent Common Stock in exchange for their Convertible Notes and giving the notice required by Section 5(c) of the Convertible Notes.

ARTICLE VI

Conditions Precedent

SECTION 6.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a)        Shareholder Approval.   The Shareholder Approval shall have been obtained.

(b)        NYSE Listing.   The shares of Parent Common Stock issuable to the shareholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)        HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d)        No Injunctions or Restraints.   No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e)        Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or pending or threatened proceedings seeking a stop order.

SECTION 6.02.   Conditions to Obligations of Parent and Sub.   The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be complete and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)        Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

41

(c)        No Litigation.   There shall not be pending or overtly threatened any suit, action or proceeding by any Governmental Entity or by any other person having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(d)        Restraints.   No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

(e)        Tax Opinion.   Parent shall have received a written opinion, substantially in the form set forth in Section 6.02(e) of the Company Disclosure Schedule, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Parent, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, Cravath, Swaine & Moore LLP shall be entitled to rely upon customary assumptions as set forth in such opinion and representations as it reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of Parent, the Company and their respective Subsidiaries.

(f)         Consents.   The Company shall have obtained all consents, approvals and waivers set forth in Schedule 6.02(f) of the Company Disclosure Schedule, and such consents, approvals and waivers shall remain in full force and effect.

SECTION 6.03.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be complete and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)        Performance of Obligations of Parent and Sub.   Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)        Tax Opinion.   Company shall have received a written opinion, substantially in the form set forth in Section 6.03(c) of the Company Disclosure Schedule, dated as of the Closing Date, from

42

Dorsey & Whitney LLP, counsel to Company, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, Dorsey & Whitney LLP shall be entitled to rely upon customary assumptions as set forth in such opinion and representations as it reasonably deems relevant and satisfactory, including the representations provided by the parties hereto on the certificates of officers of the Company, Parent and their respective Subsidiaries.

SECTION 6.04.   Frustration of Closing Conditions.   None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a)        by mutual written consent of Parent, Sub and the Company;

(b)        by either Parent or the Company:

(i)         if the Merger shall not have been consummated on or before April 16, 2007; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)       if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

(iii)      if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)        by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d)        by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(e)        by Parent:

(i)         in the event that prior to the obtaining of the Shareholder Approval (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other

43

transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(ii)       if the Company or any of its officers, directors, employees, representatives or agents takes any actions in violation of Section 4.02.

SECTION 7.02.   Effect of Termination.   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(r), the second sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.   Amendment.   This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.   Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05.   Procedure for Termination or Amendment.   A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

SECTION 8.01.   Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

44

SECTION 8.02.   Notices.   Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Benchmark Electronics, Inc.
3000 Technology Drive,
Angleton, Texas 77515

Telecopy No.: (979) 848-5225
Attention: Kenneth Barrow

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.: (212) 474-3700
Attention: Mark I. Greene, Esq.

if to the Company, to:

Pemstar Inc.
3535 Technology Drive
Rochester, Minnesota 55901

Telecopy No.: (507) 280-0838
Attention: General Counsel

with a copy to:

Dorsey & Whitney, LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498

Telecopy No.: (612) 340-2868
Attention: William A. Jonason, Esq.

SECTION 8.03.   Definitions.   For purposes of this Agreement:

(a)        an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)        “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken

45

into account in determining whether there has been or will be, a Company Material Adverse Effect or a Company Material Adverse Change: (A) any change relating to the economies in locations in which the Company has operations or the United States securities markets in general, so long as the changes do not disproportionately impact the Company relative to other companies that have operations located in such economies or that have securities listed in the United States, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact the Company relative to other companies that participate in the industry, or (C) any change to the extent resulting directly from the announcement or consummation of the Transactions contemplated by this Agreement;

(c)        “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making reasonable inquiry of the other executives or managers who report to such executive officers and have primary responsibility for such matter;

(d)        “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect or a Parent Material Adverse Change: (A) any change relating to the economies in locations in which Parent has operations or the United States securities markets in general, so long as the changes do not disproportionately impact Parent relative to other companies that have operations located in such economies or that have securities listed in the United States, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Parent participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact Parent relative to other companies that participate in the industry, or (C) any change to the extent resulting directly from the announcement or consummation of the Transactions contemplated by this Agreement;

(e)        “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f)         a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04.   Interpretation.   When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  All terms defined in this Agreement shall

46

have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 8.05.   Consents and Approvals.   For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08.   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE MBCA IS MANDATORILY APPLICABLE TO THE MERGER.

SECTION 8.09.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Sub, as applicable, shall be secondary.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.   Specific Enforcement; Consent to Jurisdiction.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees

47

that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11.   Waiver of Jury Trial.   Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

48

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BENCHMARK ELECTRONICS, INC.,

by	/s/ CARY FU
Name: Cary Fu
Title: President and Chief Executive Officer
AUTOBAHN ACQUISITION CORP.,
by	/s/ CARY FU
Name: Cary Fu
Title: President
PEMSTAR INC.,
by	/s/ AL BERNING
Name: Al Berning
Title: Chairman and Chief Executive Officer

49

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term
Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)(i)
Adjusted Option	Section 5.04(a)(i)
Affiliate	Section 8.03(a)
Agreement	Preamble
Articles of Merger	Section 1.03
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Preamble
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Articles	Section 1.05(a)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiii)
Company Disclosure Schedule	Section 3.01
Company Disqualified Individual	Section 3.01(m)
Company ESPP	Section 3.01(c)
Company Material Adverse Change	Section 8.03(c)
Company Material Adverse Effect	Section 8.03(c)
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)
Company Property	Section 3.01(e)(v)
Company SEC Documents	Section 3.01(e)(i)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.12(a)
Contract	Section 3.01(d)
Convertible Notes	Section 5.15
Effective Time	Section 1.03
Employee Stock Options	Section 5.04(a)(i)
Environmental Claim	Section 3.01(j)(iii)(1)
Environmental Laws	Section 3.01(j)(iii)(2)
Environmental Permits	Section 3.01(j)(ii)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
Filed Company SEC Documents	Section 3.01(e)(iii)

Filed Parent SEC Documents	Section 3.02(f)
Form S-4	Section 3.01(f)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 2.02(g)
Grant Date	Section 3.01(c)
Hazardous Materials	Section 3.01(j)(iii)(3)
HSR Act	Section 3.01(d)
HSR Filing	Section 3.01(d)
Intellectual Property Rights	Section 3.01(p)(i)
Inventory	Section 3.01(e)(v)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(b)
Lease	Section 3.01(o)(ii)
Leased Property	Section 3.01(e)(v)
Legal Provisions	Section 3.01(c)
Liens	Section 3.01(b)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Section 2.01(c)
Nasdaq	Section 3.01(c)
Needham	Section 3.01(r)
Non-Employee Stock Options	Section 5.04(a)(ii)
Notice of Adverse Recommendation	Section 4.02(b)
NYSE	Section 2.02(e)(ii)
Owned Property	Section 3.01(e)(v)
Parent	Preamble
Parent Common Stock	Preamble
Parent Material Adverse Change	Section 8.03(d)
Parent Material Adverse Effect	Section 8.03(d)
Parent Preferred Stock	Section 3.02(b)
Parent SEC Documents	Section 3.02(d)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(o)(v)
person	Section 8.03(e)
PiperJaffray	Section 3.01(r)
Post-Signing Returns	Section 4.01(d)(i)
Proxy Statement	Section 3.01(d)
Registered Parent Shares	Section 2.02(b)
Representatives	Section 4.02(a)
Release	Section 3.01(j)(iii)
Restraints	Section 6.01(d)
Rights	Section 3.01(c)
Rights Agreement	Section 3.01(c)
Rolled-Over Option	Section 5.04(i)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)(i)
Shareholder Approval	Section 3.01(d)
Shareholders’ Meeting	Section 3.01(d)
SOX	Section 3.01(e)(i)

Special Committee	Preamble
Sub	Preamble
Subsidiary	Section 8.03(f)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiii)
taxing authority	Section 3.01(n)(xiii)
tax returns	Section 3.01(n)(xiii)
Termination Fee	Section 5.06(b)
Warrants	Section 5.15

EXHIBIT A
TO THE MERGER AGREEMENT

Articles of Incorporation
of the Surviving Corporation

Article I

The name of this corporation is Pemstar Inc.

Article II

The address of the registered office of this corporation is Suite 340, 201 First Avenue, S.W., Rochester, Minnesota 55902.

Article III

The aggregate number of shares that this corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $0.01 per share.

Article IV

The board shall have authority to establish more than one class or series of shares of this corporation, and the different classes and series shall have such relative rights and preferences, with such designations, as the board may by resolution provide.

Article V

Except as may be otherwise provided by the board in a resolution establishing a class or series of the shares of this corporation, shareholders shall have no preemptive rights.

Article VI

There shall be no cumulative voting by shareholders for the election of directors.

Article VII

Any action required or permitted to be taken at a board meeting, if such action need not be approved by the shareholders, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

Article VIII

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VIII. Any repeal or modification of this paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Article IX

An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

Article X

Pursuant to Minnesota Statutes, Section 302A.471, Subd. 1(a), a shareholder of this corporation shall not have the right to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the Articles of Incorporation that materially and adversely affects the rights or preferences of the shares of the shareholder.

EXHIBIT B
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

The undersigned, a holder of shares of common stock, par value $0.01 per share (“Company Common Stock”), of PEMSTAR INC., a Minnesota corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 16, 2006, among BENCHMARK ELECTRONICS, INC., a Texas corporation (“Parent”), AUTOBAHN ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger, the undersigned is entitled to receive shares of common stock, par value $0.10 per share, of Parent (“Parent Common Stock”)

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of shares of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

Very truly yours,

Dated:

ANNEX I
TO EXHIBIT B

[Date]

[Name]

On                      , the undersigned sold the securities of BENCHMARK ELECTRONICS, INC. (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of AUTOBAHN ACQUISITION CORP., a Minnesota corporation, with and into PEMSTAR INC., a Minnesota corporation.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Space to be provided for description of the Securities]

Annex II

October 16, 2006

Board of Directors
PEMSTAR Inc.
3535 Technology Drive NW
Rochester, MN 55901

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the “Company Common Stock”) of PEMSTAR Inc. (the “Company”), of the consideration to be received by holders of Company Common Stock (other than Parent and its affiliates), pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Benchmark Electronics, Inc. (“Parent”) and Autobahn Acquisition, Corp. (“Merger Sub”). The Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock will be converted into the right to receive 0.16 shares of common stock of Parent (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Piper Jaffray & Co., as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee which is not contingent upon consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services in rendering this opinion and to reimburse us for our out-of-pocket expenses. Within the past four years, Piper Jaffray has participated as a co-manager of an offering of common stock by the Company. In the normal course of its business as a broker-dealer, Piper Jaffray makes a market in the common stock of both the Company and Parent. We may seek to provide investment banking services to the Company or Parent in the future for which we may receive compensation.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Agreement, dated October 16, 2006, (ii) certain publicly available financial, market trading and operating data and other information of the Company and Parent, (iii) certain internal financial planning data of the Company prepared by the management of the Company and (iv) due diligence materials prepared by Company management and furnished to Parent. We have visited the Company’s facilities in Rochester, Minnesota, and have had discussions with members of the management of the Company concerning the strategic rationale for the Merger, and the financial condition, current operating results and business outlook for the Company on a stand-alone basis and a pro forma basis with Parent. We have visited the Parent’s facilities in Angleton, Texas, and have had discussions with members of the management of Parent concerning the strategic rationale for the Merger, and the financial condition, current operating results and business outlook for Parent on a stand-alone basis and on a pro forma basis with the Company.

We have analyzed the historical reported market prices and trading activity of the Company Common Stock and common stock of Parent. We have compared certain financial and stock market information concerning the Company and Parent to similar information for certain publicly traded companies deemed similar to the Company and Parent. We have also reviewed, to the extent publicly available, the financial terms of and premiums paid in selected relevant mergers and acquisitions. We performed discounted cash flow analyses on the Company and Parent. We also analyzed the relative contributions of the Company and Parent to the combined company and the anticipated effect of the Merger on the earnings per share of Parent.

We have relied upon and assumed the accuracy and completeness of the financial statements and the accounting, legal, tax and other information provided to us by the Company and Parent or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance upon the assurances of the respective management of the Company and Parent, that the information provided to us by the Company and Parent has been prepared on a reasonable basis, and, with respect to projections, financial planning data and other business outlook information, including potential synergies, reflects the best currently available estimates and judgments of the respective management of the Company and Parent, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial planning and other forward looking data or the assumptions on which it is based. We have assumed that there have been no material changes in the respective assets, financial condition, results of operations, business or prospects of the Company and Parent since the respective dates of the last financial statements of the Company and Parent made available to us.

For purpose of this opinion, we have assumed that neither the Company nor Parent is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the Merger Consideration or alter the terms of the transaction. We have assumed that the Merger will be consummated pursuant to the terms of the Agreement without material modification thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities (fixed, contingent, or otherwise) of the Company or Parent. We have performed our analyses on a going concern basis and express no opinion regarding the liquidation value of the Company or Parent. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, Parent or any of their respective affiliates is a party or may be subject and, at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us as of, and the facts and circumstances as they exist and are subject to evaluation on, the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or common stock of Parent have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to alternative business strategies or alternatives that might be available to the Company or the underlying business decision of the Company to engage in the Merger. We have not been engaged to act as the Company’s financial advisor in connection with the Merger and were not authorized to solicit, and did not solicit, any person relative to a potential business combination transaction with the Company. The opinion addresses solely the fairness, from a financial point of view, to holders of Company Common

2

Stock of the Merger Consideration and does not address any other terms or agreement relating to the Merger.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company regarding how such stockholder should vote in the Merger. Except with respect to the use of this opinion in connection with the proxy statement\prospectus to be distributed to holders of Company Common Stock in connection with the Merger in accordance with our engagement letter with the Company, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

3

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

Texas Business Corporation Act

Article 2.02-1 of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined that the person (1) conducted himself or herself in good faith, (2) reasonably believed that (a) in the case of conduct in the person’s official capacity as a director of the corporation, the person’s conduct was in the corporation’s best interests and (b) in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests and (3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection with the proceeding. However, if the person is found liable to the corporation or is found liable on the basis that the person received a personal benefit, the permissible indemnification described in the preceding sentence (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person’s duty to the corporation. Except to the extent indemnification is permitted as described in the second sentence of this paragraph, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that the person improperly received a personal benefit, whether or not the benefit resulted from an action taken in the person’s official capacity, or (2) to the corporation. Article 2.02-1 of the TBCA also provides that a corporation shall indemnify a director against reasonable expenses incurred by the director in connection with a proceeding in which the director is a named defendant or respondent because the defendant or respondent is or was a director if the director has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1 of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors of a corporation. Further, Article 2.02-1 of the TBCA provides that an officer of a corporation shall be indemnified as, and to the same extent, provided for a director as described in the last sentence of the immediately preceding paragraph.

Amended and Restated By-laws

The Benchmark amended and restated by-laws provide that Benchmark makes mandatory the indemnification permitted by, and agrees to advance the reasonable expenses of a director upon such director’s compliance with, Article 2.02-1 of the TBCA, subject to applicable law.

Indemnity Agreements

Benchmark has entered into Indemnity Agreements with its directors and officers pursuant to which Benchmark generally is obligated to indemnify its directors and officers to the full extent permitted by Texas law.

The registrant maintains liability insurance for the benefit of its directors and officers.

Item 21.                 Exhibits and Financial Statement Schedules

(a)   See Exhibit Index.

(b)   Not applicable.

Item 22.                 Undertakings

(a)   (1)    The undersigned registrant hereby undertakes:

(i)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the “Securities Act”);

(B)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)            The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Angleton, Texas on the 9th day of November, 2006.

BENCHMARK ELECTRONICS, INC.
By:	/s/ CARY T. FU
Name: Cary T. Fu
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ CARY T. FU	President and Chief Executive Officer	November 9, 2006
Cary T. Fu	(principal executive officer)
/s/ GAYLA J. DELLY	Chief Financial Officer	November 9, 2006
Gayla J. Delly	(principal financial and accounting officer)
+	Chairman of the Board	November 9, 2006
Donald E. Nigbor	of Directors
+	Director and Executive	November 9, 2006
Steven A. Barton	Vice President
+	Director	November 9, 2006
Michael R. Dawson
+	Director	November 9, 2006
Peter G. Dorflinger
+	Director	November 9, 2006
Douglas G. Duncan
+	Director	November 9, 2006
Laura W. Lang
+	Director	November 9, 2006
Bernee D.L. Strom

+By:	/s/ Gayla J. Delly
Gayla J. Delly
Attorney-in-Fact

EXHIBIT INDEX

Exhibits
2.1

Agreement and Plan of Merger dated as of October 16, 2006, among Pemstar, Benchmark and Autobahn Acquisition Corp. (included as Annex I to the proxy statement/prospectus which is a part of this Registration Statement).

3.1*	Amended and Restated Articles of Incorporation of Benchmark (incorporated by reference to Exhibit 3.1 to Benchmark’s Registration Statement on Form S-1 (Registration Number 33-46316)).
3.2*	Amended and Restated Bylaws of Benchmark (incorporated by reference to Exhibit 99.1 to Benchmark’s Form 8-K dated December 1, 2004 and filed on April 28, 2005).
3.3*

Amendment to Amended and Restated Articles of Incorporation of Benchmark adopted by the shareholders of Benchmark on May 20, 1997 (incorporated by reference to Exhibit 3.3 to the Benchmark’s Annual Report on Form 10-K for the year ended December 31, 1998).

3.4*

Amendment to Amended and Restated Articles of Incorporation of Benchmark approved by the shareholders of Benchmark on August 13, 2002 (incorporated by reference to Exhibit 4.7 to Benchmark’s Form S-8 (Registration Number 333-103183)).

3.5*

Articles of Amendment to the Articles of Incorporation of Benchmark adopted by the shareholders of Benchmark on May 10, 2006 (incorporated by reference to Exhibit 99.1 to Benchmark’s Form 8-K dated March 16, 2006).

5.1+	Opinion of Kenneth S. Barrow, Vice President and General Counsel of Benchmark, regarding the legality of the securities being issued.
8.1±	Opinion of Cravath, Swaine & Moore LLP, relating to tax matters.
8.2±	Opinion of Dorsey & Whitney LLP, relating to tax matters.
21.1*	Subsidiaries of Benchmark (incorporated by reference to Exhibit 21 to Benchmark’s Annual Report on Form 10-K for the year ended December 31, 2005).
23.1	Consent of KPMG LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Ernst & Young LLP.
23.4+	Consent of Kenneth S. Barrow (included in the opinion filed as Exhibit 5.1 hereto).
23.5±	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.1 hereto).
23.6±	Consent of Dorsey & Whitney LLP (included in the opinion filed as Exhibit 8.2 hereto).
24.1+	Powers of Attorney.
99.1	Form of Proxy Card of Pemstar.

*                    Incorporated by reference.

±                To be filed by amendment.

+                Previously filed.